                           Offer to Purchase for Cash
               Up to 45,000 Units of Limited Partnership Interest
                                       in

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES,
                        a California limited partnership
                                      for
                               $400 Net Per Unit
                                       by

                         REEDY RIVER PROPERTIES, L.L.C.
--------------------------------------------------------------------------------
     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON NOVEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                   IMPORTANT


         Reedy River Properties, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 45,000 of the outstanding units of limited partnership interest ("Units") in Consolidated Capital Institutional Properties, a California limited partnership (the "Partnership"), at a purchase price of $400 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Holders of Units (each, a "Limited Partner") who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of ConCap Equities, Inc., which is the general partner of the Partnership (the "General Partner").

         Limited Partners are urged to consider the following factors:

         o The Purchaser and the General Partner are both affiliates of and controlled by Insignia Properties Trust ("IPT"), which is controlled by Insignia Financial Group, Inc. ("Insignia"). IPT, through its operating partnership Insignia Properties, L.P. ("IPLP"), currently owns 50,096 Units (42,843 Units of which were originally acquired by an entity which was an affiliate of the General Partner but was not an affiliate of Insignia, IPT or the Purchaser, at a purchase price of $225 per Unit, pursuant to a tender offer commenced in October
                  1992).

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $521.44. The Purchaser does not believe, however, that the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that such estimate does not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See Section
                  13. Accordingly, the Purchaser does not believe that the Estimated Liquidation Value should be viewed as representative of the amount a Limited Partner can realistically expect to obtain on a sale of a Unit in the near term.

         o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. Accordingly, if the Purchaser (which is an affiliate of the General Partner) is successful in acquiring a significant number of Units, it will be able to significantly influence all voting decisions with respect to the Partnership, including decisions regarding liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer.

         o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         THE OFFER IS NOT CONDITIONED ON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED.


                    ----------------------------------------


         Any Limited Partner desiring to tender Units should complete and sign the Assignment of Partnership Interest or a facsimile copy thereof in accordance with the Instructions to the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Depositary. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement, a partial tender of Units must be for a minimum of five Units (other than Limited Partners who hold Units in an Individual Retirement Account or Keogh Plan). Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the General Partner).


                    ----------------------------------------


          For More Information or for Further Assistance Please Call:

                           Beacon Hill Partners, Inc.

                                       at

                                 (800) 854-9486







October 30, 1997

                                                 TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INTRODUCTION....................................................................................................  1
    The Purchaser; Affiliation with the General Partner.........................................................  1
    Some Factors to Be Considered by Limited Partners...........................................................  2
    Reasons for and Effects of the Offer........................................................................  3
    Certain Tax Considerations..................................................................................  3
    Originally Anticipated Term of the Partnership; General Policy Regarding
        Sales and Refinancings of Partnership Properties; Alternatives..........................................  4
    Conditions..................................................................................................  5
    Distributions...............................................................................................  5
    Outstanding Units...........................................................................................  6

THE OFFER.......................................................................................................  7
    Section 1.  Terms of the Offer; Expiration Date; Proration..................................................  7
    Section 2.  Acceptance for Payment and Payment for Units....................................................  8
    Section 3.  Procedure for Tendering Units...................................................................  8
        Valid Tender............................................................................................  8
        Signature Requirements..................................................................................  9
        Delivery of Assignment of Partnership Interest..........................................................  9
        Appointment as Proxy; Power of Attorney.................................................................  9
        Assignment of Interest in Future Distributions.......................................................... 10
        Determination of Validity; Rejection of Units; Waiver of Defects;
           No Obligation to Give Notice of Defects.............................................................. 10
        Backup Federal Income Tax Withholding................................................................... 10
        FIRPTA Withholding...................................................................................... 10
        Binding Obligation...................................................................................... 10
    Section 4.  Withdrawal Rights............................................................................... 10
    Section 5.  Extension of Tender Period; Termination; Amendment.............................................. 11
    Section 6.  Certain Federal Income Tax Matters.............................................................. 12
        General................................................................................................. 12
        Gain or Loss Generally.................................................................................. 12
        Unrealized Receivables and Certain Inventory............................................................ 12
        Passive Activity Loss Limitation........................................................................ 13
        Partnership Termination................................................................................. 13
        Backup Withholding and FIRPTA Withholding............................................................... 14
    Section 7.  Effects of the Offer............................................................................ 14
        Limitations on Resales.................................................................................. 14
        Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act.......................... 14
        Control of Limited Partner Voting Decisions by Purchaser;
           Effect of Relationship with General Partner.......................................................... 15
    Section 8.  Future Plans of Insignia, IPT and the Purchaser................................................. 15
    Section 9.  Certain Information Concerning the Partnership and CCEP......................................... 16
        General................................................................................................. 16
        Originally Anticipated Term of Partnership; Alternatives................................................ 17
        General Policy Regarding Sales and Refinancings of Partnership Properties............................... 17
        Selected Financial and Property-Related Data............................................................ 18
        Cash Distributions History.............................................................................. 23
        Operating Budgets of the Partnership and CCEP........................................................... 24
    Section 10.  Conflicts of Interest and Transactions with Affiliates......................................... 24
        Conflicts of Interest with Respect to the Offer......................................................... 24


                                                                                                               PAGE

        Voting by the Purchaser................................................................................. 25
        Financing Arrangements.................................................................................. 25
        Transactions with Affiliates............................................................................ 25
    Section 11.  Certain Information Concerning the Purchaser, IPLP, IPT and Insignia........................... 26
        The Purchaser........................................................................................... 26
        IPT and IPLP............................................................................................ 26
        Insignia................................................................................................ 28
    Section 12.  Source of Funds................................................................................ 30
    Section 13.  Background of the Offer........................................................................ 30
        Affiliation with the General Partner.................................................................... 30
        Previous Tender Offer................................................................................... 30
        General Partner's Affiliation with CCEP................................................................. 30
        Determination of Purchase Price......................................................................... 30
    Section 14.  Conditions of the Offer........................................................................ 38
    Section 15.  Certain Legal Matters.......................................................................... 40
        General................................................................................................. 40
        Antitrust............................................................................................... 40
        Margin Requirements..................................................................................... 40
    Section 16.  Fees and Expenses.............................................................................. 40
    Section 17.  Miscellaneous.................................................................................. 40


SCHEDULE I        -    Transactions in the Units Effected by IPLP in the Past 60 Days...........................S-1

SCHEDULE II       -    Information Regarding the Managers of the Purchaser......................................S-2

SCHEDULE III      -    Information Regarding the Trustees and Executive Officers of IPT.........................S-3

SCHEDULE IV       -    Information Regarding the Directors and Executive Officers of Insignia...................S-5

SCHEDULE V        -    IPT Partnerships.........................................................................S-8

TO THE LIMITED PARTNERS OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES


                                  INTRODUCTION

         Reedy River Properties, L.L.C. (the "Purchaser"), which is a Delaware limited liability company and an affiliate of the General Partner (as defined below), hereby offers to purchase up to 45,000 of the outstanding units of limited partnership interest ("Units"), representing approximately 23% of the Units outstanding, in Consolidated Capital Institutional Properties, a California limited partnership (the "Partnership") at a purchase price of $400 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Offer is not conditioned on any aggregate minimum number of Units being tendered. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Partnership's Limited Partnership Agreement (the "Limited Partnership Agreement"), a partial tender of Units must be for a minimum of five Units (other than Limited Partners who hold Units in an Individual Retirement Account ("IRA") or Keogh Plan). Accordingly, any Limited Partner that owns five or fewer Units (other than Limited Partners who hold Units in an IRA or Keogh
Plan) must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. The Purchaser (which is an affiliate of the General Partner) will pay all charges and expenses of Beacon Hill Partners, Inc., who will serve as the Purchaser's information agent for the Offer (the "Information Agent"), and Harris Trust Company of New York, who will act as the depositary for the Offer (the "Depositary").

         The Purchaser; Affiliation with the General Partner. ConCap Equities, Inc., which is the general partner of the Partnership (the "General Partner"), is a wholly-owned subsidiary of Insignia Properties Trust, a Maryland real estate investment trust ("IPT"). The Purchaser is a newly-formed, wholly-owned subsidiary of Insignia Properties, L.P., a Delaware limited partnership ("IPLP"), which is the operating partnership of IPT. IPT is the sole general partner of IPLP (owning approximately 66% of the total equity interests in IPLP), and Insignia Financial Group, Inc., a Delaware corporation ("Insignia"), is the sole limited partner of IPLP (owning approximately 34% of the total equity interests in IPLP). Insignia and its affiliates also own approximately 67% of the outstanding common shares of IPT. The Partnership owns (i) an apartment property and a multiple-use building and (ii) a debt obligation (the "Loan") owed by Consolidated Capital Equity Partners, L.P., a California limited partnership ("CCEP"), in respect of amounts previously borrowed from the Partnership by CCEP and a predecessor partnership of CCEP. The Loan is secured by mortgages or deeds of trust on real properties owned by CCEP. ConCap Holdings, Inc., a Texas corporation ("ConCap Holdings"), is the sole general partner of CCEP and a wholly-owned subsidiary of the General Partner. See Sections 9 and 13. Since late December 1994, Insignia Residential Group, L.P. ("IRG") and Insignia Commercial Group, Inc. ("ICG"), which are affiliates of Insignia and the Purchaser, have provided property management services to the Partnership and CCEP, and Insignia (directly or through affiliates) has performed asset management and partnership administration services for the Partnership and CCEP. See Section 13. By reason of these relationships, the General Partner has conflicts of interest in considering the Offer. The General Partner has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units in response to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. See Section 10.

         Some Factors to Be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

         Potential Adverse Aspects of the Offer for Limited Partners

         o The Purchaser, the General Partner and ConCap Holdings (which is the general partner of CCEP) are affiliates of and controlled by IPT, which is controlled by Insignia. The General Partner has conflicts of interest in considering the Offer, including (i) as a result of the fact that a sale or liquidation of the Partnership's or CCEP's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and (ii) the fact that as a consequence of the Purchaser's ownership of Units, the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. See Section 10.

         o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) is $521.44. See Section 13 for a discussion of why the Purchaser (which is an affiliate of the General Partner) believes that the Estimated Liquidation Value is not necessarily indicative of the fair market value of a Unit. THE PURCHASER (WHICH IS AN AFFILIATE OF THE GENERAL PARTNER) MAKES NO REPRESENTATION AND EXPRESSES NO OPINION AS TO THE FAIRNESS OR ADEQUACY OF THE PURCHASE PRICE.

         o As with any rational investment decision, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

         o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser (which is an affiliate of the General Partner) will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Limited Partnership Agreement, removal and replacement of the General Partner and mergers, consolidations and other extraordinary transactions. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that IPT (which is an affiliate of the General Partner) opposes and (ii) IPT (which is an affiliate of the General Partner) may be able to take action desired by IPT but opposed by the non-tendering Limited Partners.

         Potentially Beneficial Aspects of the Offer for Limited Partners

         o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, there is no formal trading market for Units. Accordingly, THE OFFER AFFORDS LIMITED PARTNERS AN OPPORTUNITY TO DISPOSE OF THEIR UNITS FOR CASH WHICH OTHERWISE MIGHT NOT BE AVAILABLE TO THEM.

         o THE OFFER MAY BE ATTRACTIVE TO LIMITED PARTNERS WHO HAVE AN IMMEDIATE NEED FOR CASH. The Purchase Price is approximately 10.2% greater than the highest reported sales price of any Unit during the past six months (based on published information and information provided by the General Partner). However, reported secondary market sales prices do not take into account commissions and transfer fees typically payable by a Limited Partner in connection with a secondary market sale. Therefore, the actual proceeds received by a Limited Partner who sells Units in the secondary market are typically significantly less than the reported sales prices.

         o LIMITED PARTNERS WHO SELL UNITS PURSUANT TO THE OFFER WILL NOT BE CHARGED ANY SALES COMMISSIONS (WHICH GENERALLY RANGE FROM 3% TO 10% OF THE SALES PRICE) OR PARTNERSHIP TRANSFER FEES (WHICH ARE TYPICALLY $100 PER TRANSFER). The Purchaser will pay all transfer fees imposed by the Partnership in connection with sales of Units pursuant to the Offer.

         o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, those markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Units continues to be a speculative investment. THE OFFER MAY PROVIDE LIMITED PARTNERS WITH THE OPPORTUNITY TO LIQUIDATE THEIR INTERESTS IN THE PARTNERSHIP AND REPLACE THEM WITH INVESTMENTS THAT ARE LESS SPECULATIVE.

         o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays and complications in filing personal income tax returns which may be caused by ownership of Units. In addition, A LIMITED PARTNER WHO SELLS 100% OF ITS UNITS PURSUANT TO THE OFFER WILL NO LONGER BE SUBJECT TO THE PASSIVE ACTIVITY LOSS LIMITATION WITH RESPECT TO "SUSPENDED" LOSSES, IF ANY, ATTRIBUTABLE TO THOSE UNITS AND, THEREFORE, WILL BE ABLE TO UTILIZE FULLY ANY SUCH LOSSES.

         o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

         The Purchaser (which is an affiliate of the General Partner) makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the General Partner that the General Partner also expects to make no recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors regarding the financial, tax, legal and other implications of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Reasons for and Effects of the Offer. The Purchaser's purpose in making the Offer is to increase IPT's equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Although the number of Units sought in the Offer will not give the Purchaser (which is an affiliate of the General Partner) absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Units it is tendering for, it will be in a position to exercise significant influence over the outcome of any vote by Limited Partners. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. See Sections 8 and 10.

         Certain Tax Considerations. A sale by a Limited Partner pursuant to the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Units sold over such

Limited Partner's adjusted tax basis in those Units, which may be taxable as ordinary income or loss, capital gain or loss or gain from real estate depreciation recapture. If a Limited Partner has suspended "passive losses" from the Partnership or other passive activity investments, such Limited Partner generally may deduct these losses up to the amount of any gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Units will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See Section 6.

         Originally Anticipated Term of the Partnership; General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. The Partnership was formed for the purpose of making loans to a predecessor partnership of CCEP. CCEP's indebtedness in respect of the loans made to it and its predecessor partnership by the Partnership now is represented by the Loan. The Loan is secured by deeds of trust or mortgages on apartment complexes and office buildings owned by CCEP (each, a "CCEP Property" and collectively, the "CCEP Properties"). The non-recourse provisions of the Loan mean that CCEP's obligation to repay the Loan is secured only by the value of the collateral (that is, the CCEP Properties), and the Partnership has no right to make further claims against CCEP other than to the extent of the value of those properties. According to the Partnership's Prospectus dated April 26, 1982, Consolidated Capital Equity Partners ("ConCap Partners") (CCEP's predecessor in interest) anticipated that it would sell and/or refinance its properties, and consequently repay the Loan, ten years after their acquisition, depending upon the then current real estate and money markets, economic climate and income tax consequences to the partners of ConCap Partners. The reorganization of ConCap Partners and its subsequent conversion into CCEP in 1990 resulted in a de facto extension of the originally anticipated ten-year time period.
See Sections 9 and 13.

         The Loan is scheduled to mature, and will be repayable in full, in November 2000. Because the outstanding principal amount of the Loan, including accrued unpaid interest, exceeds the General Partner's estimate of the fair market value of the CCEP Properties that secure the Loan by a very large margin, the General Partner expects that at maturity either (i) the Partnership will foreclose on or otherwise acquire outright ownership of the CCEP Properties or (ii) the maturity of the Loan will be extended to a later date. The General Partner, as a result of its affiliation with ConCap Holdings (which is the general partner of CCEP), will have several conflicts of interest in deciding which of these approaches is appropriate. See Section 13.

         In general, the General Partner and ConCap Holdings (which is an affiliate of the General Partner) regularly evaluate the assets of the Partnership and CCEP, respectively, by considering various factors, such as the financial position of the Partnership and CCEP and real estate and capital markets conditions. In this process, the General Partner and ConCap Holdings monitor each property's specific locale and sub-market conditions, evaluating current trends, competition, new construction and economic changes. The General Partner and ConCap Holdings oversee each asset's operating performance and continuously evaluate the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner or ConCap Holdings to sell, obtain financing on, refinance, upgrade with capital improvements or hold a particular Partnership property or any CCEP Property, respectively. The Partnership and CCEP could seek to arrange mortgage loans secured by the CCEP Properties that would have priority over the Loan, and to use the proceeds of those loans for distributions to the Limited Partners or other appropriate purposes. The Participating Note Master Loan Agreement, dated July 23, 1981, by and between the Partnership and ConCap Partners (the "Original Loan Agreement"), contained a provision (the "CCEP Debt Limit Provision") to the effect that CCEP was not permitted to incur indebtedness owed to unaffiliated third parties on the CCEP Properties in an amount that exceeded 25% of the original aggregate purchase price of the CCEP Properties. The Limited Partnership Agreement describes the CCEP Debt Limit Provision and references further information as found in the Original Loan Agreement. The Amended Loan Agreement, dated November 15, 1990, by and between the Partnership and ConCap Partners (the "Amended Loan Agreement") which by its terms replaced the Original Loan Agreement, does not contain the CCEP Debt Limit Provision; however, the Purchaser has been advised that the General Partner has not determined whether the CCEP Debt Limit Provision contained in the Original Loan Agreement continues to apply despite the absence of that provision in the Amended Loan Agreement. Such a determination is not likely to be made except in connection with a future proposed financing, if any, and would depend heavily on the advice received from legal counsel to the Partnership and the General Partner. In any event, as a matter of law, CCEP would need the consent of the Partnership in order to incur mortgage indebtedness secured by the CCEP Properties that would have priority over the deeds of trust securing the Loan. The Limited Partnership Agreement provides that Limited Partners holding a majority of the outstanding Units may, with the consent of the General Partner, approve amendments to the Amended Loan Agreement. The General Partner has advised the Purchaser that it may in the future, if it deems it necessary or appropriate under the circumstances, solicit the consent of the Limited Partners in connection with the incurrence of additional or new mortgage indebtedness that would be senior in priority to the Loan. Because these plans are subject to change, there can be no assurance that any consent, if deemed required, will be sought as described above, that CCEP will seek to obtain financing of the type described above, or as to the amount or timing of any distribution that might be made to Limited Partners from the proceeds of any such financing. The Purchaser has been advised that the Partnership has almost completed extensive capital improvements to The Sterling Apartment Homes and Commerce Center in Philadelphia, Pennsylvania, and that upon completion of such renovations and subsequent lease-up of the renovated apartments the General Partner will seek to obtain financing for that property which may result in a special distribution to Limited Partners; however, there can be no assurance as to whether the General Partner will obtain this financing as expected or whether such financing will in fact generate net cash proceeds to the Partnership. The Purchaser also has been advised that the General Partner and ConCap Holdings are in the process of negotiating the sale of Northlake Quadrangle in Tucker, Georgia to an unaffiliated third party for a price of $2,450,000. The net cash proceeds (after repayment of third party mortgage debt and payment of additional expenses and other costs of sale), from such expected sale would be payable to the Partnership under the terms of the Loan; however, there can be no assurance as to whether this sale will occur as expected or as to the amount of cash proceeds that might result from such a sale. Moreover, no determination has been made as to whether any net cash proceeds generated by obtaining such potential financings or sale would be distributed to Limited Partners, which determination will be made at the time that such financing is obtained or upon the sale, respectively, and will be based on, among other things, the Partnership's working capital requirements at the time. Based on the above considerations and except for the potential sale of Northlake Quadrangle, the General Partner and ConCap Holdings are not currently contemplating the sale of any other Partnership properties or the CCEP Properties.

         Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2011, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions, including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         Conditions. The Offer is not conditioned on any aggregate minimum number of Units being tendered. Certain other conditions do apply, however. See Section 14.

         Distributions. The Partnership made cash distributions to Limited Partners of $9.94 per Unit in 1997 (through October 30), and made cash distributions to Limited Partners of $85.25 per Unit in 1996 and $14.92 per Unit in 1995. The 1996 distribution was not made completely out of operating cash flow; rather, that distribution was made primarily out of the amount of working capital reserves, including the proceeds from financing obtained on certain of the Partnership's properties and the CCEP Properties, that exceeded the amount required to be held under the Limited Partnership Agreement. The Limited Partnership Agreement requires that the General Partner maintain minimum working capital reserves ($7,300,000 as of June 30, 1997) equal to 5% of net Invested Capital (as defined in the Limited Partnership Agreement). In total, original investors in the Partnership have received $906.87 of their original $1,000 investment made in 1982. See Section 9. The Partnership is currently generating positive cash flow from operations, and the Purchaser (which is an affiliate of the General Partner) believes that the Partnership will continue to generate positive cash flow from operations, depending upon the real estate, capital markets and general economic conditions at the time. The General Partner has advised the Purchaser (which is an affiliate of the General Partner) that the General Partner presently expects the Partnership to make an operating cash flow distribution of approximately $10.00 per Unit in December 1997; however, there can be no assurance that such distribution will be made or as to the amount or timing of such distribution. The potential for this and other future distributions was considered by the Purchaser (which is an affiliate of the General Partner) when establishing the

Purchase Price. Limited Partners who tender their Units in response to the Offer will retain all of the distributions made through October 30, 1997, and will be entitled to receive any subsequent distributions made by the Partnership prior to the date on which the Purchaser pays for tendered Units pursuant to the Offer, although any such subsequent distribution will result in a reduction of the Purchase Price. See Section 1. However, tendering Limited Partners will not be entitled to receive or retain any distributions in respect of tendered Units which are made on or after the date on which the Purchaser pays for such Units pursuant to the Offer, regardless of the fact that the record date (as opposed to the payment date) for any such distribution may be a date prior to the date of purchase.
See Section 3.

         Outstanding Units. According to information supplied by the Partnership, as of October 1, 1997 there were 199,052 Units issued and outstanding, which were held of record by 23,330 Limited Partners. IPLP currently owns 50,096 Units. See Schedule I to this Offer to Purchase for a list of transactions in the Units effected by IPLP within the past 60 days.

                                   THE OFFER

         SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) up to 45,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on November 26, 1997, unless the Purchaser (which is an affiliate of the General Partner) in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

         THE PURCHASE PRICE WILL AUTOMATICALLY BE REDUCED BY THE AGGREGATE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY, MADE BY THE PARTNERSHIP TO LIMITED PARTNERS ON OR AFTER OCTOBER 30, 1997 AND PRIOR TO THE DATE ON WHICH THE PURCHASER PAYS FOR UNITS PURCHASED PURSUANT TO THE OFFER.

         If, prior to the Expiration Date, the Purchaser (which is an affiliate of the General Partner) increases the consideration offered to Limited Partners pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, regardless of whether the Units were tendered prior to the increase in the consideration offered.

         If more than 45,000 Units are validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date in accordance with the procedures specified in Section 4, the Purchaser (which is an affiliate of the General Partner) will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 45,000 of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid (i) purchases of fractional Units and
(ii) purchases that would violate Section 5.01 of the Limited Partnership Agreement (which generally requires that a Limited Partner transfer a minimum of five Units (other than Limited Partners who hold Units in an IRA or Keogh
Plan)). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 45,000 Units, the Purchaser (which is an affiliate of the General Partner) will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

         If proration of tendered Units is required, then, due to the difficulty of determining the number of Units validly tendered and not withdrawn, the Purchaser (which is an affiliate of the General Partner) may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser (which is an affiliate of the General Partner) does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE PURCHASE PRICE.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 14, which sets forth in full the conditions of the Offer. The Purchaser (which is an affiliate of the General Partner) reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered and terminate the Offer,
(ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and/or
(iv) amend the Offer.

         This Offer to Purchase and the related Assignment of Partnership Interest are being mailed by the Purchaser (which is an affiliate of the General Partner) to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by IRAs and qualified plans) beneficial owners of Units as of October 1, 1997.

         SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an IRA or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest (or a facsimile copy) and any other documents required by the Assignment of Partnership Interest. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         For purposes of the Offer, the Purchaser (which is an affiliate of the General Partner) will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser (which is an affiliate of the General Partner) gives verbal or written notice to the Depositary of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment.

         If any tendered Units are not purchased for any reason, the Assignment of Partnership Interest with respect to such Units will be destroyed by the Purchaser (which is an affiliate of the General Partner). If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser (which is an affiliate of the General Partner) retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         The Purchaser (which is an affiliate of the General Partner) reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

         SECTION 3.  PROCEDURE FOR TENDERING UNITS.

         Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. To validly tender Units, a properly completed and duly executed Assignment of Partnership Interest (or a facsimile copy) and any other documents required by the Assignment of Partnership Interest must be received by the Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that because of restrictions in the Limited Partnership Agreement, a partial tender of Units must be for a minimum of five Units (other than Limited Partners who hold Units in an IRA or Keogh Plan). Accordingly, any Limited Partner that owns five or fewer Units (other than Limited Partners who Units in an IRA or Keogh
Plan) must tender all or none of its Units. Tenders of fractional

Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

         Signature Requirements. If the Assignment of Partnership Interest is signed by the registered holder of the Units and payment is to be made directly to that holder, then no signature guarantee is required on the Assignment of Partnership Interest. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Assignment of Partnership Interest. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE ASSIGNMENT OF PARTNERSHIP INTEREST MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION. Please contact the Information Agent for assistance in obtaining a signature guarantee.

         Delivery of Assignment of Partnership Interest. THE METHOD OF DELIVERY OF THE ASSIGNMENT OF PARTNERSHIP INTEREST AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         Appointment as Proxy; Power of Attorney. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the General Partner), and its managers and designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser (which is an affiliate of the General Partner) accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser (which is an affiliate of the General Partner) and its managers and designees will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser (which is an affiliate of the General Partner) reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

         By executing an Assignment of Partnership Interest, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its managers and designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. The tendering Limited Partner agrees not to exercise any rights pertaining to the tendered Units without the prior consent of the Purchaser. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its managers and designees each will have the power, among other things,
(i) to transfer ownership of such Units on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Depositary (as the tendering Limited Partner's agent) of the Purchase Price, to become a substituted Limited Partner, to receive any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case in the name and on behalf of the tendering Limited Partner.

         Assignment of Interest in Future Distributions. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, in respect of the Units tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the date of such purchase. The Purchaser will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer.

         Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser (which is an affiliate of the General Partner) reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser (which is an affiliate of the General Partner) also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser (which is an affiliate of the General Partner), the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

         Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, each tendering Limited Partner must provide the Purchaser (which is an affiliate of the General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and Section 6.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying the Limited Partner's taxpayer identification number and address and that such Limited Partner is not a foreign person.
See the Instructions to the Assignment of Partnership Interest and Section 6.

         Binding Obligation. A tender of Units pursuant to and in accordance with the procedures described in this Section 3 and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the General Partner) on the terms set forth in this Offer to Purchase and in the Assignment of Partnership Interest.

         SECTION 4. WITHDRAWAL RIGHTS. Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after December 28, 1997. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed (including signature guarantees by an Eligible Institution). Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in
Section 3 at any time prior to the Expiration Date.

         If payment for Units is delayed for any reason or if the Purchaser (which is an affiliate of the General Partner) is unable to pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser (which is an affiliate of the General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in
Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will be disseminated promptly to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser (which is an affiliate of the General Partner) extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

         If the Purchaser (which is an affiliate of the General Partner) makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         SECTION 6.  CERTAIN FEDERAL INCOME TAX MATTERS.

         General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

         Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. Generally, a Limited Partner's adjusted tax basis with respect to a Unit equals its cost, increased by the amount of income and the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit, and decreased by (i) any distributions made with respect to such Unit, (ii) the amount of deductions or losses allocated to the Unit and (iii) any decrease in the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit. Thus, the amount of a Limited Partner's adjusted tax basis in tendered Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer, plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

         A portion of the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. Under the Taxpayer Relief Act of 1997, the capital gains rate for individuals and other non-corporate taxpayers is reduced to 20% for sales of capital assets after July 28, 1997 if such assets were held for more than 18 months. However, any gain from the sale of such assets attributable to the recapture of depreciation with respect to real property (as defined in Code Section 1250) is taxed at a maximum rate of 25%. The 28% rate continues to apply to individual and noncorporate taxpayers who sell a capital asset held for more than one year but not more than 18 months. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

         A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Limited Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

         Unrealized Receivables and Certain Inventory. If any portion of the amount of gain realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital and, in addition, a portion of such gain may be taxed at the 25% rate discussed above. A portion, if not all, of the gain upon the sale of Units is expected to be attributable to unrealized receivables. A Limited Partner who tenders Units which are purchased pursuant to the Offer must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss. 1.751-1(a)(3). A selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

         Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. A substantial portion of the Partnership's post-1986 losses allocated to the Limited Partners from the Partnership would have been passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities or from the Partnership). Substantially all gain or loss from a sale of Units pursuant to the Offer will be passive income.

         If a Limited Partner sells less than all of its Units pursuant to the Offer, suspended passive losses, if any (including a portion of any loss recognized on the sale of Units), can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Units) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations), including ordinary income. A tendering Limited Partner must sell all of its Units to receive these tax benefits. If more than 45,000 of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser. See Section 1.

         Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). Accordingly, it is possible that transfers of Units made pursuant to the Offer, in combination with other transfers made within twelve months of the Offer, will result in a termination of the Partnership. In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners, followed by the liquidation of the Partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed contribution, a new depreciation recovery period would begin on such date, and the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis, such as the Purchaser. A tax termination will not affect a Limited Partner who sells all of his Units but will affect the taxation of a Limited Partner in respect of any Units retained after the date of the tax termination. A tax termination of the Partnership will also terminate any partnership in which the Partnership holds a majority interest (50% or more).

         The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for tax purposes. The Purchaser believes that even if the maximum number of Units is purchased pursuant to the Offer, those transfers will not cause a tax termination.

         Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

         Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN and address, and that such Limited Partner is not a foreign person. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         SECTION 7.  EFFECTS OF THE OFFER.

         Limitations on Resales. The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or any applicable state income tax purposes. This provision may limit sales of Units in the secondary market and in private transactions for the twelve-month period following completion of the Offer. The General Partner has advised the Purchaser that the Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Limited Partnership Agreement. In determining the number of Units for which the Offer is made (representing approximately 23% of the outstanding Units if 45,000 Units are tendered), the Purchaser (which is an affiliate of the General Partner) took this restriction into account so as to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary market sales of the Units.

         The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser (which is an affiliate of the General Partner) does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser (which is an affiliate of the General Partner) believes that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by more than 300 persons.

         Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, the Purchaser (which is an affiliate of the General Partner) could be in a position to significantly influence all voting decisions with respect to the Partnership. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. This could
(i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement. When voting on those and other matters, IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in the best interests of IPT, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners.

         The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

         SECTION 8. FUTURE PLANS OF INSIGNIA, IPT AND THE PURCHASER. IPT, through the Purchaser (which is an affiliate of the General Partner), is seeking to acquire Units pursuant to the Offer in order to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Following the completion of the Offer, IPT and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. Insignia and IPT (which are affiliates of the General Partner) also may consider disposing of some or all of the Units the Purchaser acquires pursuant to the Offer, either directly or by a sale or other disposition of one or more interests in IPT or the Purchaser itself, depending among other things on the requirements from time to time of Insignia, IPT and their affiliates in light of liquidity, strategic, tax and other considerations.

         Neither IPT nor the Purchaser (which are affiliates of the General Partner) has any present plans or intentions with respect to liquidating the Partnership or selling assets, or obtaining financing on, or refinancing any of the Partnership's properties or the CCEP Properties, other than the potential financing of the CCEP Properties and a financing subsequent to the rehabilitation of The Sterling Apartment Homes and Commerce Center, and the potential sale of Northlake Quadrangle (each, as described in Section 9). IPT and the Purchaser expect that consistent with the General Partner's fiduciary obligations, the General Partner will seek and review opportunities (including opportunities identified by IPT and the Purchaser) to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or a combination of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners.

         IPT and the Purchaser (which are affiliates of the General Partner) have been advised that the possible future transactions the General Partner expects to consider on behalf of the Partnership include (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of IPT (which is an affiliate of the General Partner) or IPT itself), in any of which Limited Partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners of the Partnership, the Purchaser (and thus IPT) will participate in those benefits to the extent of its ownership of Units. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the Limited Partners, and if the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer (or otherwise), IPT will be able to significantly influence the outcome of any such vote. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. IPT's primary objective in seeking to acquire the Units through the Purchaser pursuant to the Offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those Units.

         SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP AND CCEP. Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership (including information on CCEP and the CCEP Properties contained in exhibits to the Partnership's public documents) with the Commission. Although the Purchaser has no information that any statements contained in this Section 9 are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of any information contained in this Section 9 which is derived from such public documents, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

         General. The Partnership was organized on April 28, 1981 under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-2747.

         The Partnership was formed for the purpose of making loans to a predecessor partnership of CCEP. CCEP's indebtedness in respect of the loans made to it and its predecessor partnership by the Partnership now is represented by the Loan. The Loan is secured by deeds of trust or mortgages on the CCEP Properties. The non-recourse provisions of the Loan mean that CCEP's obligation to repay the Loan is secured only by the value of the collateral (that is, the CCEP Properties), and the Partnership has no right to make further claims against CCEP other than to the extent of the value of those properties. The Loan Agreement provides that interest on the outstanding principal balance accrues at a variable rate (12.5% per year at December 31, 1996), subject to a maximum rate of 12.5% per year, although such interest is payable only to the extent CCEP has "excess cash flow" (generally defined as net cash flow from operations after third party debt service and capital improvements). Accrued unpaid interest is added to principal. At June 30, 1997, the aggregate outstanding principal balance of the Loan (including interest accrued and added to principal pursuant to the terms of the Loan) was approximately $275,000,000. This amount is substantially greater than the estimated fair market value of the CCEP Properties (which are the only source of repayment for the Loan). Under the terms of the Loan, any net proceeds from sales or refinancings of the CCEP Properties are paid to the Partnership, after payment of a 3% disposition fee to ConCap Holdings (or to the General Partner with respect to the Partnership's properties). ConCap Holdings (which is an affiliate of the General Partner and the sole general partner of CCEP) has full discretion with respect to conducting CCEP's business, including managing the CCEP Properties and initiating and approving capital expenditures and asset dispositions and obtaining financing on, or refinancing any CCEP Property. Accordingly, the amounts of cash flows received by the Partnership pursuant to the terms of the Loan depend heavily on the discretion exercised by ConCap Holdings with respect to sales, obtaining financing on, or refinancing any CCEP Property.

         In addition to the Loan, the Partnership owns two properties directly, both of which were formerly collateral for the Loan but which the Partnership later acquired through separate foreclosure proceedings: a 188-unit residential apartment complex in Raleigh, North Carolina; and a combined 537-unit residential apartment complex and 101,418 square foot commercial complex in Philadelphia, Pennsylvania.

         CCEP's investment portfolio currently consists of two office buildings and 11 residential apartment complexes, all of which serve as collateral for the Loan. The deeds of trust in favor of the Partnership that encumber the CCEP Properties are subordinated to the mortgage liens in favor of unaffiliated third parties that secure an aggregate indebtedness (the "Senior Mortgage Indebtedness") of $23,265,000 (as of June 30, 1997). Those properties are as follows: a 123,942 square foot commercial complex in San Francisco, California; a 77,621 square foot commercial complex in Tucker, Georgia; a 343-unit residential apartment complex in Fern Park, Florida; a 274-unit residential apartment complex in Overland Park, Kansas; a 262-unit residential apartment complex in Colorado Springs, Colorado; a 150-unit residential apartment complex in Tampa, Florida; a 372-unit residential apartment complex in Plantation, Florida; a 246-unit residential apartment complex in Baton Rouge, Louisiana; a 228-unit residential apartment complex in Shreveport, Louisiana; a 248-unit residential apartment complex in El Paso, Texas; a 324-unit residential apartment complex in Tampa, Florida; a 200-unit residential apartment complex in Indian Harbor, Florida; and a 205-unit residential apartment complex in Lexington, Kentucky.

         Originally Anticipated Term of Partnership; Alternatives. According to the Partnership's Prospectus dated April 26, 1982, ConCap Partners (CCEP's predecessor in interest) anticipated that it would sell and/or refinance its properties, and consequently repay the Loan, ten years after their acquisition, depending upon the then current real estate and money markets, economic climate and income tax consequences to the partners of ConCap Partners. The reorganization of ConCap Partners and its subsequent conversion into CCEP in 1990 resulted in a de facto extension of the originally anticipated ten-year time period. See Section 13. Under the Limited Partnership Agreement, the term of the Partnership will continue until December 31, 2011, unless sooner terminated as provided in the Limited Partnership Agreement or by law. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership or causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         General Policy Regarding Sales and Refinancings of Partnership Properties. In general, the General Partner and ConCap Holdings (which is an affiliate of the General Partner) regularly evaluate the assets of the Partnership and CCEP, respectively, by considering various factors, such as the financial position of the Partnership and CCEP and real estate and capital markets conditions. In this process, the General Partner and ConCap Holdings monitor each property's specific locale and sub-market conditions, evaluating current trends, competition, new construction and economic changes. The General Partner and ConCap Holdings oversee each asset's operating performance and continuously evaluate the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the General Partner or ConCap Holdings to sell, obtain financing on, refinance, upgrade with capital improvements or hold a particular Partnership property or any CCEP Property, respectively. The Partnership and CCEP could seek to arrange mortgage loans secured by the CCEP Properties that would have priority over the Loan, and to use the proceeds of those loans for distributions to the Limited Partners or other appropriate purposes. The Original Loan Agreement contained the CCEP Debt Limit Provision to the effect that CCEP was not permitted to incur indebtedness owed to unaffiliated third parties on the CCEP Properties in an amount that exceeded 25% of the original aggregate purchase price of the CCEP Properties. The Limited Partnership Agreement describes the CCEP Debt Limit Provision and references further information as found in the Original Loan Agreement. The Amended Loan Agreement which by its terms replaced the Original Loan Agreement, does not contain the CCEP Debt Limit Provision; however, the Purchaser has been advised that the General Partner has not determined whether the CCEP Debt Limit Provision contained in the Original Loan Agreement continues to apply despite the absence of that provision in the Amended Loan Agreement. Such a determination is not likely to be made except in connection with a future proposed financing, if any, and would depend heavily on the advice receive from legal counsel to the Partnership and the General Partner. In any event, as a matter of law, CCEP would need the consent of the Partnership in order to incur mortgage indebtedness secured by the CCEP Properties that would have priority over the deeds of trust securing the Loan. The Limited

Partnership Agreement provides that Limited Partners holding a majority of the outstanding Units may, with the consent of the General Partner, approve amendments to the Amended Loan Agreement. The General Partner has advised the Purchaser that it may in the future, if it deems it necessary or appropriate under the circumstances, solicit the consent of the Limited Partners in connection with the incurrence of additional or new mortgage indebtedness that would be senior in priority to the Loan. Because these plans are subject to change, there can be no assurance that any consent, if deemed required, will be sought as described above, that CCEP will seek to obtain financing of the type described above, or as to the amount or timing of any distribution that might be made to Limited Partners from the proceeds of any such financing. The Purchaser has been advised that the Partnership has almost completed extensive capital improvements to The Sterling Apartment Homes and Commerce Center in Philadelphia, Pennsylvania, and that upon completion of such renovations and subsequent lease-up of the renovated apartments the General Partner will seek to obtain financing for that property which may result in a special distribution to Limited Partners; however, there can be no assurance as to whether the General Partner will obtain this financing as expected or whether such financing will in fact generate net cash proceeds to the Partnership. The Purchaser also has been advised that the General Partner and ConCap Holdings are in the process of negotiating the sale of Northlake Quadrangle in Tucker, Georgia to an unaffiliated third party for a price of $2,450,000. The net cash proceeds (after repayment of third party mortgage debt and payment of transaction expenses and other costs of sale) from such expected sale would be payable to the Partnership under the terms of the Loan; however, there can be no assurance as to whether this sale will occur as expected or as to the amount of cash proceeds that might result from such a sale. Moreover, no determination has been made as to whether any net cash proceeds generated by such potential financings or sale would be distributed to Limited Partners, which determination will be made at the time that such financing is obtained or upon the sale, respectively, and will be based on, among other things, the Partnership's working capital requirements at the time. There are no other plans to sell any property at the present time.

         Selected Financial and Property-Related Data. Set forth below are summaries of certain financial and statistical information with respect to the Partnership, CCEP and each of the Partnership's properties and the CCEP Properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and the Partnership's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and 1996. Information on CCEP and the CCEP Properties is contained in exhibits to the Partnership's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
                            SELECTED FINANCIAL DATA
                        (in thousands, except Unit data)

                                      SIX MONTHS ENDED                               FISCAL YEAR ENDED
                                          JUNE 30,                                     DECEMBER 31,
                                  ------------------------      ------------------------------------------------------
                                     1997         1996             1996        1995        1994        1993      1992
                                  ----------- ------------      ----------- ----------- ----------- ---------- -------
                                        (UNAUDITED)
Statements of Operations Data:
   Rental Income................. $   3,758   $   3,596         $   7,686   $   2,069   $   1,312   $   1,195  $     994
   Other Income.................. $   1,942   $     911         $   1,728   $   3,196   $   3,178   $   4,985  $   7,195
      Total Revenues............. $   5,700   $   4,507         $   9,414   $   5,265   $   4,490   $   6,180  $   8,189
   Income (Loss) from Operations
      (before extraordinary item) $   1,568   $     518         $     828   $  (3,391)  $   2,994   $  (6,749) $  (2,703)
   Net Income (Loss)............. $   1,568   $     518         $     828   $  (3,391)  $   2,994   $  (6,749) $  (2,703)
   Net Income (Loss) per Unit.... $    7.80   $    2.58         $    4.12   $  (16.87)  $   14.90   $  (33.57) $  (13.44)

                                            AS OF                                          AS OF
                                          JUNE 30,                                     DECEMBER 31,
                                  ------------------------      ------------------------------------------------------
                                     1997         1996             1996        1995        1994        1993      1992
                                  ----------- ------------      ----------- ----------- ----------- ---------- -------
                                        (UNAUDITED)
Balance Sheets Data:
   Total Assets.................. $  90,121   $  91,263         $  91,657   $ 106,351   $ 107,630   $ 108,442  $ 120,876
   Total Liabilities............. $   5,964   $   5,468         $   7,069   $   5,575   $     426   $     509  $     464
   Limited Partners' Equity
    (Deficit)                     $  84,541   $  86,163         $  84,968   $ 101,134   $ 107,498   $ 108,220  $ 120,575
   Units Outstanding.............   199,052     199,052           199,052     199,052     199,045     199,046    199,051
   Book Value per Unit........... $  424.72   $  432.87         $  426.86   $  508.08   $  540.07   $  543.69  $  605.75





                                    CONSOLIDATED CAPITAL EQUITY PARTNERS, L.P.
                                             SELECTED FINANCIAL DATA*
                                                  (in thousands)

                                      SIX MONTHS ENDED                                 FISCAL YEAR ENDED
                                          JUNE 30,                                       DECEMBER 31,
                                   -----------------------       --------------------------------------------------------
                                      1997        1996              1996        1995         1994        1993       1992
                                   ----------- -----------       ----------- -----------  ----------- ----------- -------
                                         (UNAUDITED)
Statements of Operations Data:
   Rental Income.................  $   9,601   $   9,489         $  19,848   $  24,907    $  22,987   $  19,161   $  17,214
   Other Income..................  $     686   $     736         $     140   $     119    $      77   $     173   $   1,959
      Total Revenues.............  $  10,287   $  10,225         $  19,988   $  25,026    $  23,064   $  19,334   $  19,173
   Income (Loss) from Operations
      (before extraordinary item)  $ (16,209)  $ (14,765)        $ (28,963)  $ (37,915)   $ (27,355)  $ (24,515)  $ (20,509)
   Net Income (Loss).............  $ (16,209)  $ (14,765)        $ (28,963)  $ (37,934)   $ (27,355)  $ (28,202)  $ (20,509)

                                            AS OF                                            AS OF
                                          JUNE 30,                                       DECEMBER 31,
                                   -----------------------       --------------------------------------------------------
                                      1997        1996              1996        1995         1994        1993       1992
                                   ----------- -----------       ----------- -----------  ----------- ----------- -------
                                         (UNAUDITED)
Balance Sheets Data:
   Total Assets..................  $  39,181   $  44,836         $  41,677   $  45,601    $  68,153   $  70,968   $  76,474
   Total Liabilities.............  $ 300,327   $ 275,575         $ 286,614   $ 261,575    $ 246,193   $ 221,653   $ 198,957
   Limited Partners' Equity
    (Deficit)                      $(258,535)  $(228,432)        $(242,488)  $(213,815)   $(176,260)  $(149,178)  $(121,258)

---------
* Per unit data is not applicable because limited partnership interests in CCEP are closely held, and are not in the form of units. Limited Partners in the Partnership do not own any equity interests in CCEP; rather, the principal asset of the Partnership is the Loan, which is an obligation of CCEP.

         Description of Properties.

         (a) Set forth below is a table showing the location, the date of purchase, the nature of the Partnership's ownership interest in and the use of each of the Partnership's properties.

                                             DATE OF
               PROPERTY                     PURCHASE              TYPE OF OWNERSHIP                  USE
               --------                     --------              -----------------                  ---
The Loft Apartments                         11/19/90       Fee ownership                    Residential Apartments
    Raleigh, North Carolina                                (subject to first mortgage)      (188 units)
The Sterling Apartment                      12/01/95       Fee ownership                    Residential Apartments
    Homes and Commerce Center                                                               (537 units)
    Philadelphia, Pennsylvania                                                              Commercial Center
                                                                                            (101,418 sq. ft.)


         (b) Set forth below is a table showing the location, the nature of CCEP's ownership interest in and the use of the CCEP Properties. All fee ownership of the CCEP Properties is held subject to the Loan.


            PROPERTY                         TYPE OF OWNERSHIP                    USE
            --------                         -----------------                    ---
444 De Haro                              Fee ownership                    Commercial Center
    San Francisco, California                                             (123,942 sq. ft.)
Indian Creek Village                     Fee ownership                    Residential Apartments
    Overland Park, Kansas                (subject to first mortgage)      (274 units)
The Knolls Apartments                    Fee ownership                    Residential Apartments
    Colorado Springs, Colorado           (subject to first mortgage)      (262 units)
Northlake Quadrangle                     Fee ownership                    Commercial Center
    Tucker, Georgia                                                       (77,621 sq. ft.)
Palm Lake                                Fee ownership                    Residential Apartments
    Tampa, Florida                       (subject to first mortgage)      (150 units)
Plantation Gardens Apartments            Fee ownership                    Residential Apartments
    Plantation, Florida                  (subject to first mortgage)      (372 units)
Regency/Granada                          Fee ownership                    Residential Apartments
    Fern Park, Florida                                                    (343 units)
Magnolia Trace                           Fee ownership                    Residential Apartments
    Baton Rouge, Louisiana                                                (246 units)
Shirewood Townhomes                      Fee ownership                    Residential Apartments
    Shreveport, Louisiana                                                 (228 units)
Silverado                                Fee ownership                    Residential Apartments
    El Paso, Texas                                                        (248 units)
Society Park                             Fee ownership                    Residential Apartments
    Tampa, Florida                                                        (324 units)
Society Park East Apartments             Fee ownership                    Residential Apartments
    Indian Harbor, Florida               (subject to first mortgage)      (200 units)
Tates Creek Village                      Fee ownership                    Residential Apartments
    Lexington, Kentucky                  (subject to first mortgage)      (205 units)

         Accumulated Depreciation Schedule.

         (a) Set forth below is a table showing the gross carrying value, accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1996 ($ amounts in thousands).

                                        GROSS
                                      CARRYING     ACCUMULATED                            FEDERAL
             PROPERTY                   VALUE     DEPRECIATION     RATE      METHOD      TAX BASIS
----------------------------------- ------------- ------------- ---------- ----------- -----------
The Loft Apartments                 $     6,741   $     2,353   5-20 yrs.      S/L     $     5,665
The Sterling Apartment
    Homes and Commerce Center            21,841           864   5-25 yrs.      S/L          21,827
                                    -----------   -----------                          -----------
           TOTALS                   $    28,582   $     3,217                          $    27,492
                                    ===========   ===========                          ===========

         (b) Set forth below is a table showing the gross carrying value and accumulated depreciation of the CCEP Properties as of December 31, 1996 ($ amounts in thousands).

                                        GROSS
                                      CARRYING     ACCUMULATED
             PROPERTY                   VALUE     DEPRECIATION     RATE      METHOD
----------------------------------- ------------- ------------- ---------- --------
444 De Haro                         $   13,178    $    9,296    3-18 yrs.      S/L
Indian Creek Village                     9,283         5,941    5-18 yrs.      S/L
The Knolls                               7,444         4,876    5-18 yrs.      S/L
Northlake Quadrangle                     5,137         3,343    5-18 yrs.      S/L
Palm Lake                                4,572         3,238    5-18 yrs.      S/L
Plantation Gardens                      14,877         9,675    5-18 yrs.      S/L
Regency/Granada                         10,544         7,439    5-18 yrs.      S/L
Magnolia Trace                           6,491         4,228    5-18 yrs.      S/L
Shirewood Townhomes                      6,462         4,413    5-18 yrs.      S/L
Silverado                                5,219         3,625    5-18 yrs.      S/L
Society Park                             9,230         6,275    5-18 yrs.      S/L
Society Park East                        5,652         3,353    5-18 yrs.      S/L
Tates Creek Village                      7,364         4,904    5-18 yrs.      S/L
                                    ----------    ----------
          TOTALS                    $  105,453    $   70,606
                                    ==========    ==========


         Schedule of Mortgages.

         (a) Set forth below is a table showing certain information regarding the outstanding mortgage encumbering one of the Partnership's properties as of December 31, 1996 ($ amounts in thousands).

                                       PRINCIPAL                                              PRINCIPAL
                                      BALANCE AT      STATED                                   BALANCE
                                     DECEMBER 31,    INTEREST     PERIOD       MATURITY        DUE AT
             PROPERTY                    1996          RATE      AMORTIZED       DATE         MATURITY
----------------------------------  --------------- ---------- ------------  ------------    -----------
The Loft Apartments                 $     4,498       6.95%      30 yrs.       12/2005     $     3,903

         (b) Set forth below is a table showing certain information regarding the outstanding mortgages encumbering the CCEP Properties as of December 31, 1996 ($ amounts in thousands). All CCEP Properties, including those listed below, are held subject to the Loan.


                                          PRINCIPAL                                                            PRINCIPAL
                                         BALANCE AT            STATED                                            BALANCE
                                        DECEMBER 31,          INTEREST          PERIOD          MATURITY          DUE AT
             PROPERTY                       1996                RATE           AMORTIZED          DATE          MATURITY
----------------------------------  --------------------- ----------------- ---------------  --------------     --------
Indian Creek Village                      $  4,652              6.95%           30 yrs.         12/2005          $ 4,036
The Knolls                                   5,370              6.95%           30 yrs.         12/2005            4,659
Palm Lake                                    1,732              6.95%           30 yrs.         12/2005            1,503
Plantation Gardens                           7,027              6.95%           30 yrs.         12/2005            6,097
Society Park East                            2,039              6.95%           30 yrs.         12/2005            1,769
Tates Creek Village                          2,573              6.95%           30 yrs.         12/2005            2,233
                                          --------                                                              --------
      TOTALS                              $ 23,393                                                               $20,297
                                          ========                                                               =======


         Average Annual Rental Rate and Occupancy.

         (a) Set forth below is a table showing the average annual rental rates and occupancy percentages for each of the Partnership's properties during the past two years.

             PROPERTY                      AVERAGE ANNUAL RENTAL RATE                AVERAGE ANNUAL OCCUPANCY
             --------                      --------------------------                ------------------------
                                            1996                1995                1996                1995
                                            ----                ----                ----                ----
The Loft Apartments                       $   8,093/unit      $   7,806/unit         95%                 91%
The Sterling Apartment                    $  10,886/unit      $  10,185/unit         84%                 86%
    Homes* (residential)
The Sterling Commerce                     $  7.34/sq.ft.      $  6.76/sq.ft.         68%                 64%
    Center* (commercial)

* 1995 occupancy and rental rates presented for The Sterling reflect only the month of December, as the property was acquired by the Partnership on November 30, 1995.


         (b) Set forth below is a table showing the average annual rental rates and occupancy percentages for the CCEP Properties during 1996.

                                                           AVERAGE
                                AVERAGE ANNUAL             ANNUAL
         PROPERTY                 RENTAL RATE             OCCUPANCY
--------------------------- -----------------------       ---------
444 De Haro                      $ 13.48/sq.ft.              98%
Northlake Quadrangle             $ 12.72/sq.ft.              76%
Indian Creek Village             $ 6,962/unit                96%
The Knolls                       $ 7,151/unit                91%
Palm Lake                        $ 6,972/unit                92%
Plantation Gardens               $ 8,045/unit                95%
Regency/Granada                  $ 6,008/unit                94%
Magnolia Trace                   $ 5,462/unit                89%
Shirewood Townhomes              $ 4,799/unit                89%
Silverado                        $ 5,775/unit                88%
Society Park                     $ 5,178/unit                92%
Society Park East                $ 6,080/unit                90%
Tates Creek Village              $ 7,407/unit                90%

         Schedule of Real Estate Taxes and Rates.

         (a) Set forth below is a table showing the real estate taxes and rates for 1996 for each of the Partnership's properties.

                                                    1996                  1996
      PROPERTY                                    BILLING                 RATE
      --------                                   ---------                ----
The Loft Apartments                              $  62,000                1.22%
The Sterling Apartment                           $ 589,000                8.18%




         (b) Set forth below is a table showing the real estate taxes and rates for 1996 for the CCEP Properties.

                                                  1996                1996
      PROPERTY                                   BILLING              RATE
------------------                              ---------            ------
444 De Haro                                    $  101,000             1.18%
Indian Creek Village                           $  100,000             1.31%
The Knolls                                     $   52,000             6.88%
Northlake Quadrangle                           $   44,000             1.66%
Palm Lake                                      $   53,000             2.52%
Plantation Gardens                             $  284,000             2.40%
Regency/Granada                                $  127,000             1.84%
Magnolia Trace                                 $   25,000            10.00%
Shirewood Townhomes                            $   39,000             8.48%
Silverado                                      $  144,000             2.76%
Society Park                                   $  118,000             2.51%
Society Park East                              $  107,000             2.13%
Tates Creek Village                            $   50,000             1.00%

         Other Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

         Cash Distributions History. The following table sets forth the cash distributions to the Limited Partners and the General Partner made by the Partnership since 1995. The 1996 distribution was not made completely out of operating cash flow; rather, that distribution was made primarily out of the amount of working capital reserves, including the proceeds from financing obtained on certain of the Partnership's properties and certain of the CCEP Properties, that exceeded the amount required to be held under the Limited Partnership Agreement. The Limited Partnership Agreement requires that the General Partner maintain minimum working capital reserves ($7,300,000 at June 30, 1997) equal to 5% of net Invested Capital (as defined in the Limited Partnership Agreement). In total, original investors in the Partnership have received $906.87 of their original $1,000 investment made in 1982.

                   PER UNIT
                DISTRIBUTION TO       DISTRIBUTION TO         AGGREGATE
 YEAR         LIMITED PARTNERS(1)     GENERAL PARTNER       DISTRIBUTION(2)
 ----        --------------------  --------------------  ------------------
 1997*        $        9.94         $      20,000        $    1,999,000
 1996**               85.25                30,000            17,016,000
 1995                 14.92                30,000             3,037,000
---------
(1) The amounts shown in this column only reflect actual cash distributions paid directly to Limited Partners based on the weighted average numbers of Units outstanding during the applicable year, and do not include amounts withheld and paid directly to state tax authorities on behalf of Limited Partners in respect of state income tax obligations.
(2) Pursuant to the Limited Partnership Agreement, cash distributions by the Partnership generally are allocated 99% to the Limited Partners and 1% to the General Partners.
*    Through October 30, 1997.
** Of the amount distributed to Limited Partners, $70.33 per Unit was from the reduction of working capital reserves, including proceeds from financings, and $14.92 per Unit was from operating cash flow.

         Operating Budgets of the Partnership and CCEP. A summary of the combined fiscal 1996 and 1997 operating budgets and the audited results of operations for fiscal 1996 of the Partnership and CCEP are set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with generally accepted accounting principles ("GAAP"). Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budgets presented for fiscal 1997 should not necessarily be considered as indicative of what the audited operating results for fiscal 1997 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's or CCEP's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the combined future operating results of the Partnership and CCEP will differ from those projected in the operating budget, and those differences may be material. Therefore, such information should not be relied on by Limited Partners.


                                                              FISCAL 1996          FISCAL 1996          FISCAL 1997
                                                               BUDGETED              AUDITED             BUDGETED
                                                               --------              -------             --------
Total Revenues from Property Operations.................    $  28,216,005        $  28,610,000        $  29,278,089
Total Operating Expenses ...............................    $  15,275,071        $  18,503,000        $  16,007,458
Net Operating Income....................................    $  12,940,934        $  10,107,000        $  13,270,631
Capital Expenditures....................................    $  14,085,818        $   9,720,000        $  11,272,267


         SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

         Conflicts of Interest with Respect to the Offer. The General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with IPT and the Purchaser. The General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and
(ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. In addition, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The General Partner has indicated in the Schedule 14D-9 that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE

SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         Voting by the Purchaser. The Limited Partnership Agreement provides that the General Partner has absolute discretion as to whether to admit an assignee of Units to the Partnership as a substituted Limited Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser (which is an affiliate of the General Partner) and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, if the Purchaser (which is an affiliate of the General Partner) is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership. Because IPT already owns (through IPLP) approximately 25% of the outstanding Units, however, it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership regardless of the number of Units the Purchaser acquires pursuant to the Offer. This could
(i) prevent non-tendering Limited Partners from taking action they desire but that IPT opposes and (ii) enable IPT to take action desired by IPT but opposed by non-tendering Limited Partners. Under the Limited Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner and in certain circumstances election of new or successor general partners; dissolution of the Partnership; the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Limited Partnership Agreement. When voting on these matters, IPLP and the Purchaser (which are affiliates of the General Partner) will vote the Units owned by them in whatever manner they deem to be in IPT's best interests, which, because of their relationship with the General Partner, also may be in the interest of the General Partner, but may not be in the interest of other Limited Partners. See
Section 7.

         Financing Arrangements. The Purchaser (which is an affiliate of the General Partner) expects to pay for the Units it purchases pursuant to the Offer with funds provided by IPLP as capital contributions. IPLP in turn intends to use its cash on hand to make such contributions. See Section 12. It is possible, however, that in connection with its future financing activities, IPT or IPLP may cause or request the Purchaser (which is an affiliate of the General Partner) to pledge the Units as collateral for loans, or otherwise agree to terms which provide IPT, IPLP and the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Units. This could be the case, for example, if a loan has a "balloon" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the General Partner may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the need of its affiliates for cash flow from the Partnership's activities.

         Transactions with Affiliates. Under the Limited Partnership Agreement, the General Partner holds an interest in the Partnership and is entitled to participate in certain cash distributions made by the Partnership to its partners. The General Partner received from the Partnership in respect of its interest in the Partnership cash distributions of $20,000 to date in 1997, $30,000 in 1996 and $30,000 in 1995. In late December 1994, IRG and ICG (which are affiliates of the Purchaser and the General Partner) assumed day-to-day property management responsibilities for all of the Partnership's properties and the CCEP Properties. The Partnership and CCEP paid IRG and ICG property management fees for property management services in the amounts of approximately $1,409,000 and $1,373,000 for the years ended December 31, 1996 and 1995, respectively, and have paid IRG and ICG property management fees equal to $714,000 during the first six months of 1997. The Partnership and CCEP reimbursed the General Partner, ConCap Holdings and their affiliates (including Insignia) for expenses incurred in connection with asset management and partnership administration services performed by them for the Partnership for the two years ended December 31, 1996 and 1995 in the amounts of $1,022,000 and $733,000, respectively, and have reimbursed them in the amount of $409,000 through June 30, 1997. The amounts of reimbursements include approximately $369,000 and $128,000, respectively, for the year ended December 31, 1996 and the six months ended June 30, 1997 for construction oversight costs. CCEP paid lease commissions to an affiliate in the amounts of $69,000 and $221,000 for the years ended December 31, 1996 and 1995, respectively. In addition, CCEP is subject to an Investment Advisory Agreement between CCEP and an affiliate of ConCap Holdings (which is an affiliate of the General Partner). This agreement provides for an annual fee, payable in monthly installments, to an affiliate of ConCap Holdings for advisory and consulting services for the CCEP Properties. Advisory fees paid pursuant to this agreement were $182,000 and $233,000, respectively, for the years ended December 31, 1996 and 1995, and $91,000 for the six months ended June 30, 1997. During 1995, an affiliate of the General Partner was paid $28,000 in connection with obtaining financing on one of the Partnership's properties. On July 1, 1995, each of the Partnership and CCEP began insuring its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner who receives payments on these obligations from the agent. Insignia and the General Partner believe that the aggregate financial benefit derived by Insignia and its affiliates from the arrangement described in the three preceding sentences during the 18-month period ended December 31, 1996 and since that date was immaterial.

         SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER, IPLP, IPT AND INSIGNIA.

         The Purchaser. The Purchaser (which is an affiliate of the General Partner) is a newly formed entity controlled by IPT and organized for the purpose of acquiring the Units. The Purchaser is a wholly-owned subsidiary of IPLP. The Purchaser (which is an affiliate of the General Partner) has not engaged in any business activity other than in connection with the Offer and another tender offer for units of limited partnership interests in another IPT Partnership (as defined below) being made contemporaneously with the Offer, and has no significant assets or liabilities at the present time. Upon consummation of the Offer and such other offer, the Purchaser's only significant assets will be the Units it acquires pursuant to the Offer and the other limited partnership units it acquires pursuant to such other offer.

         The principal executive offices of the Purchaser (which is an affiliate of the General Partner) are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000. For certain information concerning the managers of the Purchaser (which is an affiliate of the General Partner), see Schedule II to this Offer to Purchase.

         IPT and IPLP. IPT was formed by Insignia in May 1996 for the purpose of acquiring and owning interests in multifamily residential properties, principally through ownership of limited and general partner interests in real estate limited partnerships (including the Partnership). IPT has been organized and will operate in a manner that will qualify it to be taxed as a real estate investment trust ("REIT") under the Code. Substantially all of IPT's investments are held through IPLP, which is the operating partnership of IPT. IPT is presently the sole general partner and Insignia is presently the sole limited partner of IPLP.

         In forming IPT, Insignia and its affiliates (i) transferred to IPT equity interests in corporations comprising or controlling the general partners of 36 public real estate limited partnerships (including the Partnership) (the "IPT Partnerships") in exchange for common shares of beneficial interest of IPT and (ii) transferred to IPLP limited partner interests in the IPT Partnerships (or equity interests in entities owning limited partner interests in the IPT Partnerships) in exchange for units of limited partner interest in IPLP. The IPT Partnerships own, in the aggregate, 184 properties containing approximately 42,000 residential apartment units and approximately 4.2 million square feet of commercial space. See Schedule V for a list of the IPT Partnerships.

         IPT does not operate as a self-administered and self-managed REIT, but rather has engaged, and will for the foreseeable future continue to engage, Insignia to act as advisor to IPT and IPLP. In such capacity, Insignia and its affiliates will provide a broad range of services to IPT and IPLP, including executive advisory, investment advisory, acquisition, administrative, financial and accounting services, including in connection with the Offer.

         On July 18, 1997, IPT, Insignia, MAE GP Corporation (which is an affiliate of Insignia) and Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), entered into a definitive merger agreement (the "AMIT Merger Agreement"), pursuant to which AMIT is to be merged with and into IPT, with IPT being the surviving entity, in a stock for stock transaction (the "AMIT Merger"). AMIT is a public company whose Class A shares trade on the American Stock Exchange under the symbol ANM. Insignia and its affiliates currently own 96,800 (or approximately 3.7%) of the 2,617,000 outstanding AMIT Class A shares and all of the 1,675,113 outstanding AMIT Class B shares. If the AMIT Merger is consummated, IPT will become a publicly traded company (IPT presently intends to apply for listing of its shares on the New York Stock Exchange, which listing would be subject to completion of the AMIT Merger), and it is anticipated that Insignia and its affiliates will own approximately 56% of post-merger IPT, the former AMIT shareholders (other than Insignia and its affiliates) will own approximately 17% of post-merger IPT, and the current unaffiliated shareholders of IPT will own the remaining 27% of post-merger IPT.

         The AMIT Merger is expected to be completed in the fourth quarter of 1997. Consummation of the AMIT Merger is subject to several conditions, including approval of the AMIT Merger Agreement and the AMIT Merger by the respective shareholders of IPT and AMIT and the receipt by AMIT of a fairness opinion from its financial advisor to the effect that the AMIT Merger is fair to AMIT's shareholders from a financial point of view. Accordingly, there can be no assurance as to when the AMIT Merger will occur, or that it will occur at all.

         IPT's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1000. For certain information concerning the trustees and executive officers of IPT, see Schedule III to this Offer to Purchase. IPLP does not have any officers or employees.

         Set forth below is certain consolidated financial information with respect to IPT and IPLP.

                       INSIGNIA PROPERTIES TRUST SELECTED
                     CONSOLIDATED FINANCIAL INFORMATION (in
                     thousands, except share and unit data)

                                             SIX MONTHS           YEAR ENDED
                                           ENDED JUNE 30,         DECEMBER 31,
                                                1997                 1996
                                           --------------         ------------
                                             (unaudited)           (audited)
Statements of Operations Data:
   Revenues...............................  $      6,715         $       9,705
   Income Before Extraordinary Item.......  $      1,248         $       3,557
   Net Income.............................  $      1,248         $       2,425

Supplemental Data:
   Funds From Operations(1)...............  $      8,718         $      12,563
   Weighted Average IPT Common Shares
       Outstanding........................    11,539,240                  --
   IPLP Units Outstanding.................     8,399,499             8,399,499
                                              ----------            ----------
   Weighted Average IPT Common
       Shares and IPLP Units
       Outstanding(2).....................    19,938,739                  --
                                              ==========            ==========

 Balance Sheets Data:
   Cash...................................  $     35,520         $       4,928
   Investments in IPT Partnerships(3).....  $    124,951         $     118,741
   Long-Term Debt.........................  $     19,950         $      19,730
   Shareholders' Equity(4)................  $    163,466         $      70,639

---------
(1) Funds from Operations represent income or loss from real estate operations, which is net income or loss in accordance with GAAP, excluding gains or losses from debt restructuring or sales of property, plus depreciation and provision for impairment.
(2) Assumes all outstanding IPLP units are exchanged for IPT Common Shares.
(3) Represents IPT's investment in 25 of the 36 IPT Partnerships which IPT accounts for using the equity method. Of the remaining 11 IPT Partnerships, IPT accounts for 10 using the cost method and one using the consolidation method.
(4) Includes Insignia's investments in predecessor entities.



         Insignia. Insignia is a fully integrated real estate services organization. Insignia is the largest manager of multi-family residential properties in the United States and is among the largest managers of commercial properties. Insignia's real estate services include property management, providing all of the day-to-day services necessary to operate a property, whether residential or commercial; asset management, including long-term financial planning, monitoring and implementing capital improvement plans, and development and execution of refinancings and dispositions; real estate leasing and brokerage; maintenance and construction services; marketing and advertising; investor reporting and accounting; and investment banking, including assistance in workouts and restructurings, mergers and acquisitions, and debt and equity securitizations.

         Insignia provides property and/or asset management services for approximately 2,600 properties, which include approximately 290,000 residential units (including cooperative and condominium units), and in excess of 150 million square feet of retail, commercial and industrial space, located in over 500 cities in 48 states. Insignia currently provides partnership administration services to approximately 900 limited partnerships having approximately 330,000 limited partners. Insignia is a public company whose stock is traded on the New York Stock Exchange under the symbol IFS.

         Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in Section 9.

         Insignia's principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602, and its telephone number is
(864) 239-1000. For certain information concerning the directors and executive officers of Insignia, see Schedule IV to this Offer to Purchase.

         Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994 and the six-month periods ended June 30, 1997 and 1996. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1996 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                         INSIGNIA FINANCIAL GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                         SIX MONTHS ENDED                    YEAR ENDED
                                                             JUNE 30,                       DECEMBER 31,
                                                     ------------------------- ----------------------------------
                                                         1997          1996         1996         1995        1994
                                                     -----------  ------------ ------------ ------------  -------
                                                            (unaudited)
Statements of Operations Data:
   Total Revenues..................................    $ 154,527    $   83,319   $  227,074   $  123,032    $  75,451
   Income Before Taxes and Extraordinary Item......    $   7,630    $    7,690   $   14,946   $   10,093    $  12,101
   Net Income......................................    $   4,578    $    4,768   $    8,564   $    5,806    $   7,261
   Earnings Per Share..............................    $    0.14    $     0.15   $     0.27   $     0.20    $    0.35

                                                               AS OF                            AS OF
                                                             JUNE 30,                       DECEMBER 31,
                                                     ------------------------- ----------------------------------
                                                        1997          1996         1996         1995         1994
                                                     -----------  ------------ ------------ ------------  -------
                                                            (unaudited)
Balance Sheets Data:
   Cash and Cash Equivalents.......................    $  77,083    $   57,366   $   54,614   $   49,846    $  36,596
   Receivables.....................................    $  58,536    $   19,101   $   46,040   $   26,445    $  13,572
       Total Assets................................    $ 530,224    $  473,720   $  492,402   $  245,409    $ 174,272
   Accounts Payable................................    $   6,965    $    2,491   $    1,711   $    1,497    $   3,478
   Commissions Payable.............................    $  26,937            --   $   18,736   $      602           --
   Accrued and Sundry Liabilities..................    $  37,725    $   27,158   $   40,741   $   25,619    $  18,790
   Long-Term Debt..................................    $  58,674    $  141,388   $   69,140   $   42,996    $  73,198
       Total Liabilities...........................    $ 130,301    $  258,622   $  130,328   $   70,714    $  95,466
   Redeemable Convertible Preferred Stock..........           --            --           --   $   15,000           --
   Redeemable Convertible Preferred Securities
     of Subsidiary Trust...........................    $ 143,978            --   $  144,169           --           --
   Minority Interest of Consolidated Subsidiaries..    $  31,535    $    2,690           --   $    2,682           --
       Shareholders' Equity........................    $ 224,410    $  212,408   $  217,905   $  157,013    $  78,806



         Except as otherwise set forth herein, none of the Purchaser (which is an affiliate of the General Partner), IPLP, IPT, Insignia or, to the best of the Purchaser's knowledge, any of the persons listed on Schedules II, III or

IV hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Andrew
L. Farkas, who is the Chairman of the Board, Chief Executive Officer and President of Insignia and a trustee of IPT, beneficially owns approximately 28% of Insignia's outstanding common stock and, as a result, may be deemed to beneficially own the Units owned by IPLP.

         SECTION 12. SOURCE OF FUNDS. The Purchaser (which is an affiliate of the General Partner) expects that approximately $18,400,000 will be required to purchase 45,000 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the General Partner) expects to obtain all of those funds from IPLP, which in turn intends to use its cash on hand.

         SECTION 13.  BACKGROUND OF THE OFFER.

         Affiliation with the General Partner. Upon the Partnership's formation in 1981, Consolidated Capital Equities Corporation ("CCEC"), a Colorado corporation, was the corporate general partner and Consolidated Capital Management Company, a California general partnership, was the non-corporate general partner. As a result of a succession of agreements, CCEC became the Partnership's managing general partner. In 1988, through a series of transactions, Southmark Corporation acquired control of CCEC. In December 1988, CCEC filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of CCEC's reorganization plan, the General Partner acquired CCEC's general partner interests in the Partnership and in 15 other affiliated public limited partnerships (the "Affiliated Partnerships") and the General Partner replaced CCEC as the managing general partner of the Partnership (and as the managing general partner of each of the Affiliated Partnerships). The selection of the General Partner as the general partner of the Partnership (and of each of the Affiliated Partnerships) was approved by a majority of the Limited Partners in the Partnership (and by a majority of the limited partners in each of the Affiliated Partnerships) pursuant to solicitations commenced in August 1990. Insignia acquired the stock of the General Partner through two transactions in December 1994 and October 1995, and contributed that stock to IPT in December 1996 in connection with IPT's formation.

         Previous Tender Offer. In 1992, LP Acceptance Corporation ("LP Corporation") acquired 42,843 (or approximately 21.5%) of the outstanding Units, at a purchase price of $225 per Unit, pursuant to a tender offer commenced in October 1992. LP Corporation was affiliated with the General Partner at the time, but was not an affiliate of the Purchaser, IPT or Insignia. Insignia acquired, as a result of a transaction that occurred in December 1994, those Units and contributed such Units to IPLP following the formation of IPT in December 1996.

         General Partner's Affiliation with CCEP. In 1989, ConCap Partners defaulted on certain interest payments that were due under the original loan agreement between the Partnership and ConCap Partners, and ConCap Partners subsequently filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In November 1990, as part of ConCap Partners' reorganization plan, the Partnership and ConCap Partners executed the Loan Agreement and CCEP renewed the deeds of trust on the CCEP Properties. ConCap Holdings (which is an affiliate of the General Partner) is the sole general partner of CCEP, and has full discretion with respect to conducting CCEP's business, including managing the CCEP Properties and initiating and approving capital expenditures and asset dispositions and obtaining financing on, or refinancing any CCEP Property. Under the terms of the Loan, any net proceeds from sales or refinancings of the CCEP Properties are paid to the Partnership, after payment of a 3% disposition fee to ConCap Holdings (or to the Partnership with respect to the Partnership's properties).

         Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the General Partner) reviewed certain publicly available information and certain information made available to it by the General Partner and ConCap Holdings and its other affiliates, including among other things: (i) the Partnership's Limited Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form

10-K for the year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q for the period ended June 30, 1997; (iii) unaudited results of operations of the Partnership's properties and the CCEP Properties for the period since the beginning of the Partnership's current fiscal year; (iv) the combined operating budgets prepared by IRG and ICG with respect to the Partnership's properties and the CCEP Properties for the year ending December 31, 1997; (v) independent appraisals of certain of the Partnership's properties and the CCEP Properties; and (vi) other information obtained by IRG, ICG, Insignia and other affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership and CCEP. Information on CCEP and the CCEP Properties is contained in exhibits to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q for the year ended June 30, 1997. Based on the above information, the Purchaser (which is an affiliate of the General Partner) considered several factors, as discussed below.

         Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. According to information obtained from the General Partner, from July 1, 1995 to June 30, 1997 an aggregate of 11,134 Units (representing less than 5.6% of the total outstanding Units) were transferred in sale transactions (excluding the transfers of Units to IPLP by Insignia in connection with the formation of
IPT). Set forth in the table below are the high and low sales prices of Units for the quarterly periods from July 1, 1995 to June 30, 1997, as reported by the General Partner and by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the Purchaser does not know whether the information compiled by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the General Partner often does not include the requested price information or contains conflicting information as to the actual sales price; accordingly, Limited Partners should not rely upon this information as being completely accurate.

                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
                   REPORTED SALES PRICES OF PARTNERSHIP UNITS

                                                               AS REPORTED BY                    AS REPORTED BY
                                                           THE GENERAL PARTNER(1)           THE PARTNERSHIP SPECTRUM(2)
                                                           ----------------------           ---------------------------
                                                          LOW SALES       HIGH SALES        LOW SALES       HIGH SALES
                                                            PRICE            PRICE            PRICE            PRICE
                                                          PER UNIT         PER UNIT         PER UNIT         PER UNIT
                                                          --------         --------         --------         --------
Fiscal Year Ended December 31, 1997:
   Second Quarter....................................      $100             $345             $300              $363
   First Quarter ....................................        10              350              275               355
Fiscal Year Ended December 31, 1996:
   Fourth Quarter ...................................        11              326              270               335
   Third Quarter.....................................        11              325              222               325
   Second Quarter....................................        50              299              250               355
   First Quarter.....................................        88              355              230               380
Fiscal Year Ended December 31, 1995:
   Fourth Quarter....................................        18              325              260               360
   Third Quarter.....................................        48              349              225               330

---------
(1) Although the General Partner requests and records information on the prices at which Units are sold, it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The General Partner processes transfers of Units only 12 times per year -- on the first day of each month. The prices in the table are based solely on information provided to the General Partner by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a Limited Partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of Units or similar non-sale transactions).
(2) The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the General Partner) does not know whether the information compiled by The Partnership Spectrum is accurate or complete.

         The Purchaser (which is an affiliate of the General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ.

         Appraisals. Certain of the Partnership's properties and the CCEP Properties have been appraised in the past several years by independent, third party appraisers (Joseph J. Blake & Associates, Inc. ("Blake"), Reaves C. Lukens Company ("Lukens") or E&Y Kenneth Leventhal ("E&Y)). According to the appraisal reports, the scope of the appraisals included an inspection of each property and an analysis of the respective surrounding markets. In each case, the applicable independent appraiser relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach, and represented that its report was prepared in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, and in compliance with the Appraisal Standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (known as "FIRREA"). The estimated market values of the fee simple estate of each of the Partnership's properties and the CCEP Properties specified in the most recent appraisal reports for the Partnership's properties and the CCEP Properties which have been appraised within the past three years are set forth in the table below, and copies of the summaries of those appraisals have been filed as exhibits to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission.


                             APPRAISED              DATE OF
PROPERTY NAME                  VALUE               APPRAISAL       APPRAISER
-------------                  -----               ---------       ---------
The Loft Apartments       $     8,200,000          11/07/95          Blake
The Sterling*             $    14,500,000          08/01/96           E&Y
                          $    19,250,000          12/22/95          Lukens
                          $    19,250,000          05/12/95          Blake
Indian Creek Village      $    10,100,000          11/06/95          Blake
The Knolls                $    11,500,000          11/01/95          Blake
Palm Lake                 $     4,100,000          10/15/95          Blake
Plantation Gardens        $    15,500,000          10/15/95          Blake
Society Park East         $     5,200,000          11/08/95          Blake
Tates Creek Village       $     6,100,000          11/01/95          Blake
---------
* For various reasons, the three appraisals performed on the property resulted in different valuations, as noted. All of the appraisals were performed prior to commencement of the current rehabilitation project on the property and the appraised values do not reflect the improvements to the property made since that date.


         IPT Formation Values. In connection with the formation of IPT, Insignia prepared estimates of the values of the Partnership's properties and the CCEP Properties and of a Unit as of December 31, 1996 for purposes of determining the number of units of limited partnership interest in IPLP it would receive in exchange for the Units contributed to IPLP by Insignia and its affiliates. For this purpose, Insignia estimated the aggregate value of the Partnership's properties and the CCEP Properties to be $122,130,150 and the value of a Unit to be $564. This aggregate property value estimate is approximately $7,500,000 (or 5.8%) less than the Gross Real Estate Value Estimate described below, principally due to (i) changes in the operating performances of the properties between December 1996 and June 1997 and (ii) improvements to the Sterling Apartment Homes and Commerce Center in that period as part of its ongoing renovation, and this Unit value estimate is approximately $43 (or 8%) greater than the Estimated Liquidation Value described below, principally due to two factors: (i) changes in the Partnership's net current assets between December 1996 and June 1997, and (ii) this was an estimate of the "net asset value" of a Unit and not the "liquidation value" of a Unit and, therefore, Insignia did not deduct a 2% reserve to account for the costs associated with liquidating the Partnership's properties and the CCEP Properties, or a 3% non-subordinated disposition fee payable to ConCap Holdings on the sale of the CCEP Properties or to the General Partner on the sale of the Partnership's properties, each as described below.

         Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties and the CCEP Properties (except where noted below), the Purchaser utilized the capitalization of income approach. The estimate of the gross real estate value of the Partnership's properties and the CCEP Properties prepared by the Purchaser does not purport to be an estimate of the aggregate fair market value of the Units themselves, nor should it be viewed as such by Limited Partners. Neither the Purchaser nor any of its affiliates prepared any estimates of the values of the Partnership's properties or the CCEP Properties based upon any other valuation method.

                             RESIDENTIAL PROPERTIES

         The following is a description of the methodology employed by the Purchaser in preparing such estimates for the residential properties owned by the Partnership and CCEP (as used below, "net operating income" is calculated before depreciation, amortization, debt service payments and certain capital expenditure items):

         THE LOFT APARTMENTS. In estimating the value of this property, the Purchaser reviewed the income ($1,012,763) generated by the property for the eight months ended August 31, 1997 (comprised of $978,256 of gross rental income and $34,507 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($396,744), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($616,019). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $924,029, and then reduced that annualized net operating income amount by $400 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($848,829) at a 10% capitalization rate, resulting in an estimated gross property value of $8,488,290.

         INDIAN CREEK VILLAGE. In estimating the value of this property, the Purchaser reviewed the income ($1,361,711) generated by the property for the eight months ended August 31, 1997 (comprised of $1,276,234 of gross rental income and $85,477 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($635,283), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($726,428). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,089,642. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,089,642) at a 10% capitalization rate, resulting in an estimated gross property value of $10,896,420.

         THE KNOLLS. In estimating the value of this property, the Purchaser reviewed the income ($1,283,855) generated by the property for the eight months ended August 31, 1997 (comprised of $1,194,784 of gross rental income and $89,071 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($487,464), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($796,391). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,194,587, and then reduced that annualized net operating income amount by $250 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,129,087) at a 10.5% capitalization rate, resulting in an estimated gross property value of $10,753,210.

         MAGNOLIA TRACE. In estimating the value of this property, the Purchaser reviewed the income ($858,130) generated by the property for the eight months ended August 31, 1997 (comprised of $815,224 of gross rental income and $42,906 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($422,946), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($435,184). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $652,776, and then reduced that annualized net operating income amount by $300 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($578,976) at a 10% capitalization rate, resulting in an estimated gross property value of $5,789,760.

         PALM LAKE. In estimating the value of this property, the Purchaser reviewed the income ($717,151) generated by the property for the eight months ended August 31, 1997 (comprised of $670,742 of gross rental income and $46,409 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($435,833), resulting in the Purchaser's estimate of net operating income for the first six months of 1997 ($281,318). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $421,977, and then increased that annualized net operating income amount by $200 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($451,977) at a 10% capitalization rate, resulting in an estimated gross property value of $4,519,770.

         PLANTATION GARDENS. In estimating the value of this property, the Purchaser reviewed the income ($2,007,634) generated by the property for the eight months ended August 31, 1997 (comprised of $1,885,299 of gross rental income and $122,335 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($1,027,057), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($980,577). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $1,470,866, and then increased that annualized net operating income amount by $100 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($1,508,066) at a 10% capitalization rate, resulting in an estimated gross property value of $15,080,660.

         REGENCY/GRANADA. In estimating the value of this property, the Purchaser reviewed the income ($1,346,316) generated by the property for the eight months ended August 31, 1997 (comprised of $1,255,881 of gross rental income and $90,435 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($851,971), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($494,345). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $741,518, and then increased that annualized net operating income amount by $250 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($827,268) at a 10.5% capitalization rate, resulting in an estimated gross property value of $7,878,743.

         SHIREWOOD TOWNHOMES. In estimating the value of this property, the Purchaser reviewed the income ($662,632) generated by the property for the eight months ended August 31, 1997 (comprised of $621,877 of gross rental income and $40,755 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($404,051), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($258,581). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $387,872. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($387,872) at a 12% capitalization rate, resulting in an estimated gross property value of $3,232,267.

         SILVERADO. In estimating the value of this property, the Purchaser reviewed the income ($889,847) generated by the property for the eight months ended August 31, 1997 (comprised of $834,076 of gross rental income and $55,771 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($620,688), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($269,159). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $403,739, and then increased that annualized net operating income amount by $200 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($453,339) at an 11% capitalization rate, resulting in an estimated gross property value of $4,121,264.

         SOCIETY PARK. In estimating the value of this property, the Purchaser reviewed the income ($1,098,896) generated by the property for the eight months ended August 31, 1997 (comprised of $1,054,559 of gross rental income and $44,337 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($781,229), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($317,667). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $476,501, and then increased that annualized net operating income amount by $250 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($557,501) at a 10.5% capitalization rate, resulting in an estimated gross property value of $5,309,533.

         SOCIETY PARK EAST. In estimating the value of this property, the Purchaser reviewed the income ($825,325) generated by the property for the eight months ended August 31, 1997 (comprised of $782,322 of gross rental income and $43,003 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($475,799), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($349,526). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $524,289, and then reduced that annualized net operating income amount by $100 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($504,289) at a 10.5% capitalization rate, resulting in an estimated gross property value of $4,802,752.

         TATES CREEK VILLAGE. In estimating the value of this property, the Purchaser reviewed the income ($974,674) generated by the property for the eight months ended August 31, 1997 (comprised of $920,702 of gross rental income and $53,972 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($582,311), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($392,363). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $588,545, and then increased that annualized net operating income amount by $200 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($629,545) at a 10.5% capitalization rate, resulting in an estimated gross property value of $5,995,667.

         THE STERLING APARTMENT HOMES AND COMMERCE CENTER. In estimating the value of the residential portion of the property, the Purchaser reviewed the income ($3,703,802) generated by the residential portion of the property for the eight months ended August 31, 1997 (comprised of $3,403,007 of gross rental income and $300,795 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($2,285,977), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($1,417,825). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $2,126,738, and then increased that annualized net operating income amount by $1,000 per apartment unit, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, of the property for valuation purposes. This adjustment also represents the Purchaser's estimate of net rental income that would be imputed by a third party purchaser due to the continued positive trend in monthly rental revenues from the ongoing apartment renovations. Finally, the Purchaser capitalized its estimated adjusted net operating income amount ($2,663,738) at a 9.5% capitalization rate, resulting in an estimated gross value of $28,039,347 for this portion of the property.

                             COMMERCIAL PROPERTIES

         The following is a description of the methodology employed by the Purchaser in preparing the estimates of the values of the commercial properties owned by the Partnership and CCEP:

         444 DEHARO. In estimating the value of this property, the Purchaser reviewed the income ($1,153,311) generated by the property for the eight months ended August 31, 1997 (comprised of $1,089,800 of gross rental income and $63,511 of other income), and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($619,321), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($533,990). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $800,985, and then increased that annualized net operating income amount by $225,000, representing the Purchaser's estimate of the adjustment that would be imputed by a third party purchaser in underwriting the operating expenses, including normal replacement reserves, and to reflect rental revenues from current leases in effect on the property for valuation purposes. The Purchaser then capitalized that estimated adjusted net operating income amount ($1,025,985) at a 10% capitalization rate, resulting in an estimated gross property value of $10,259,850. Finally, the Purchaser reduced the estimated gross property value by $100,000 to reflect capital expenditures that the Purchaser believes a third party purchaser would deem necessary at the time of acquisition or in connection with recently executed leases, resulting in an estimated gross property value of $10,159,850.

         NORTHLAKE QUADRANGLE. The Purchaser has been informed that, pursuant to a letter of intent, a third party purchaser has indicated it is willing to pay a purchase price for the property of $2,450,000. Accordingly, for purposes of this evaluation, the Purchaser has determined the value of the property to be $2,450,000.

         THE STERLING APARTMENT HOMES AND COMMERCE CENTER. In estimating the value of the commercial portion of the property, the Purchaser reviewed the income ($752,077) generated by the commercial portion of the property for the eight months ended August 31, 1997 (comprised of $596,271 of gross rental income and $155,806 of other income) and then deducted from this amount the total operating expenses of the property for the first eight months of 1997 ($580,552), resulting in the Purchaser's estimate of net operating income for the first eight months of 1997 ($171,525). The Purchaser then annualized this amount, resulting in estimated annual net operating income of $257,288, and then capitalized this estimated annual net operating income amount at a 12% capitalization rate, resulting in an estimated gross value of $2,144,063 for this portion of the property.

                                     * * *

         Based on the individual estimates of the gross values of the Partnership's properties and the CCEP Properties described above, the Purchaser estimated that the current aggregate gross real estate value of the Partnership's properties and the CCEP Properties is $129,661,596 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates described above were based upon the Purchaser's, IPT's and Insignia's general knowledge of the revenues and expenses associated with operating multi-family properties in the markets in which the Partnership's properties and the CCEP Properties are located, their general knowledge of property values in those markets and their experience in the real estate market in general.

         Although there are several other methods of estimating the value of real estate of this type, the Purchaser believes that this approach represents a reasonable method of estimating the aggregate gross value of the Partnership's properties and the CCEP Properties (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. None of the Purchaser, IPT or Insignia solicited any offers or inquiries from prospective buyers of the Partnership's properties or the CCEP Properties in connection with preparing the Purchaser's estimates of the fair market values of those properties, and the actual amounts for which the Partnership's properties and the CCEP Properties might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

         The Gross Real Estate Value Estimate does not take into account (i) the third-party debt (which is senior to the Loan) encumbering the Partnership's properties and the CCEP Properties or the other liabilities of the Partnership and CCEP, (ii) cash and other assets held by the Partnership and CCEP, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's properties or the CCEP Properties, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership and CCEP. For this reason, the Purchaser considers the Gross Real Estate Value Estimate to be less meaningful in evaluating the Purchase Price offered by the Purchaser than its pro forma estimate of the net liquidation value per Unit described below.

         Purchaser's Pro Forma Estimate of Net Liquidation Value per Unit. The Purchaser is offering to purchase Units, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities. Consequently, the Purchaser does not believe that the per-Unit amount which might be distributed to Limited Partners following a future sale of all the Partnership's properties necessarily reflects the present fair value of a Unit. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Units.

         The Loan held by the Partnership is not typical of the kinds of loans traded in the secondary loan markets. Loans generally are traded at prices that reflect the yield the purchaser expects to realize from scheduled payments (including payments due at maturity) on the purchased loans. Because the Loan is unusual, the Purchaser believes a conventional loan valuation analysis is probably not a realistic approach to valuation. The Purchaser believes a purchaser of the Loan more likely would view the Loan as approximately equivalent to outright ownership of the CCEP Properties, because the outstanding principal amount of the Loan, approximately $275,000,000 as of June 30, 1997, including interest accrued and added to principal pursuant to the terms of the Loan exceeds the Purchaser's estimate of the aggregate gross property value of the CCEP Properties ($90,989,896 as of June 30, 1997). It is very unlikely that CCEP would voluntarily transfer title to the CCEP Properties any earlier than that, even though the aggregate indebtedness under the Loan exceeds the value of the CCEP Properties by a large amount, because disposition of the CCEP Properties will have substantial adverse tax consequences for the partners in CCEP. Any disposition of the CCEP Properties would result in net cash proceeds, after repayment of the Senior Mortgage Indebtedness and payment of transaction expenses and other costs of sale. Indeed, it is possible that CCEP might seek bankruptcy protection when the Loan matures and becomes repayable in full, simply in order to further postpone the adverse tax consequences associated with disposition of the CCEP Properties. Accordingly, while the pro forma liquidation analysis described below reflects an approach that may be relevant in evaluating the Purchaser's Offer, the Purchaser believes the Estimated Liquidation Value per Unit does not accurately reflect the current fair market value per Unit.

         In performing this analysis, the Purchaser made a pro forma calculation of the amount each Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on the Gross Real Estate Value Estimate described above, the assumption that the Loan could be sold for an aggregate price equal to the value of the aggregate value of the CCEP Properties, and the other considerations described below. The Purchaser based its pro forma liquidation analysis on the Gross Real Estate Value Estimate (and thus on the Purchaser's estimates, described above, of the values of the Partnership's properties and the CCEP Properties), as opposed to the appraised values of those properties or the values estimated in connection with the formation of IPT (as described above), because the Purchaser believes that the Gross Real Estate Value Estimate represents the best estimate, based on currently available information, of the values of the Partnership's properties and the CCEP Properties.

         In estimating the pro forma net liquidation value per Unit, the Purchaser adjusted its Gross Real Estate Value Estimate of $129,661,596 to reflect the Partnership's other assets and liabilities (excluding prepaid and deferred expenses and security deposits). Specifically, the Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's and CCEP's unaudited balance sheets at June 30, 1997 ($11,244,000) (this represents $12,244,000, the total amount stated on the Partnership's and CCEP's balance sheets, minus $1,000,000 in cash expended on the rehabilitation of The Sterling Apartment Homes and Commerce Center since the date of those balance sheets which expenditures were taken into account in the estimated gross property value of that property), and subtracted the mortgage debt encumbering the Partnership's directly-owned properties ($4,474,000) and the Senior Mortgage Indebtedness encumbering the CCEP Properties ($23,265,000) and all other liabilities shown on the balance sheets of the Partnership and CCEP ($2,488,000). The Purchaser then deducted from that amount $2,593,232, representing a reserve equal to 2% of the Gross Real Estate Value Estimate (which represents the Purchaser's estimate of the probable costs of real estate transfer taxes and other disposition expenses). The result, $108,085,364, represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Partnership, based on the assumptions implicit in the calculations described above. The Purchaser did not, however, deduct any amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including the cost of exercising rights as a mortgagee under the Loan or costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Limited Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

         To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Unit, the Purchaser then deducted $3,242,561 (which represents the 3% non-subordinated disposition fee payable to the General Partner upon a sale of the Partnership's properties and to ConCap Holdings upon a sale of the CCEP Properties), resulting in net aggregate liquidation proceeds of $104,842,803. The Purchaser then deducted 1% which is the percentage allocable to the General Partner in respect of its non-subordinated interest in the Partnership, and the remaining $103,794,375 was then divided by the 199,052 Units reported as outstanding by the General Partner as of October 1, 1997. The resulting estimated pro forma liquidation value was $521.44 per Unit (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the last sentence of the preceding paragraph.

         The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Units because
(i) there is no assurance that any such liquidation in fact will occur in the foreseeable future, (ii) any such liquidation prior to the currently-scheduled maturity of the Loan on November 15, 2000 would require the consent of the partners in CCEP, and the Purchaser believes those partners would not consent because of the substantially adverse tax consequences of such a liquidation to those partners and (iii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims were satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. In light of these factors, the Purchaser (which is an affiliate of the General Partner) believes the actual current value of the Units is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial possibility that the per-Unit value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the six months ending June 30, 1997 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the applicable net operating income generated by the Partnership's properties than the capitalization rates applied by the Purchaser. For example, a 5% increase or decrease in the value of the Partnership's properties would produce a corresponding increase or decrease in the Estimated Liquidation Value of approximately $31 per Unit. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed merely as indicative of the Purchaser's approach to valuing Units and not as any way predictive of the likely result of any future transactions.

         SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser (which is an affiliate of the General Partner), (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including without limitation the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser (which is an affiliate of the General Partner) shall have become aware of any fact that does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of, or imposition of a limitation on, the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser (which is an affiliate of the General Partner) shall have otherwise learned that (i) more than ten percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser (which is an affiliate of the General Partner) concerning the events described above will be final and binding upon all parties.

         SECTION 15.  CERTAIN LEGAL MATTERS.

         General. The Purchaser (which is an affiliate of the General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser (which is an affiliate of the General Partner) pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. Although there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser (which is an affiliate of the General Partner) to elect to terminate the Offer without purchasing Units thereunder.

         Antitrust. The Purchaser (which is an affiliate of the General Partner) does not believe that the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

         Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser (which is an affiliate of the General Partner) has retained Beacon Hill Partners, Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Purchaser (which is an affiliate of the General Partner) will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser (which is an affiliate of the General Partner) will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

         SECTION 17. MISCELLANEOUS. The Purchaser (which is an affiliate of the General Partner) is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser (which is an affiliate of the General Partner) becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser (which is an affiliate of the General Partner) cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (which is an affiliate of the General Partner) by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser (which is an affiliate of the General Partner) not contained in this Offer to Purchase or in the Assignment of Partnership Interest and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Purchaser (which is an affiliate of the General Partner), IPLP, IPT and Insignia have filed with the Commission a Tender Offer Statement on
Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).

                                                REEDY RIVER PROPERTIES, L.L.C.



OCTOBER 30, 1997

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE I

                           TRANSACTIONS IN THE UNITS
                    EFFECTED BY IPLP WITHIN THE PAST 60 DAYS



                              Number of                    Price
         DATE              Units Purchased                Per Unit


        9/17/97                   2.0                       $325

        9/17/97                   4.0                       363

        9/17/97                  30.0                       363

        9/17/97                   2.0                       325

        9/17/97                  13.0                       363

        9/17/97                   2.0                       355

        9/17/97                   2.0                       355

        9/17/97                   2.0                       359

        9/17/97                  25.0                       361

        9/17/97                  10.0                       325

        9/17/97                  25.0                       330

        9/17/97                   8.0                       325

        9/17/97                   5.0                       327

        9/17/97                   5.0                       325

        9/17/97                   2.5                       315

        9/17/97                  21.0                       319

                                  SCHEDULE II

              INFORMATION REGARDING THE MANAGERS OF THE PURCHASER


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the managers of the Purchaser. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602.



                                                               PRESENT PRINCIPAL OCCUPATION
                                                                     OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------
Jeffrey P. Cohen                           Jeffrey P. Cohen has been a Manager of the Purchaser since its inception in
  375 Park Avenue                          October 1997. For additional information regarding Mr. Cohen, see Schedule
  Suite 3401                               III.
  New York, NY 10152

John K. Lines                              John K. Lines has been a Manager of the Purchaser since its inception in
                                           October 1997.  For additional information regarding Mr. Lines, see Schedules
                                           III and IV.

Ronald Uretta                              Ronald Uretta has been a Manager of the Purchaser since its inception in
                                           October 1997.  For additional information regarding Mr. Uretta, see Schedules
                                           III and IV.


                                  SCHEDULE III

                           INFORMATION REGARDING THE
                     TRUSTEES AND EXECUTIVE OFFICERS OF IPT


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the trustees and executive officers of IPT. Each person identified below is employed by Insignia and is a United States citizen. The principal business address of IPT and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Trustees are identified by an asterisk.


                                                           PRESENT PRINCIPAL OCCUPATION
                                                                 OR EMPLOYMENT AND
NAME                                                       FIVE-YEAR EMPLOYMENT HISTORY
----                                                       ----------------------------

Andrew L. Farkas*                              Andrew L. Farkas has served as a Trustee of IPT since December
                                               1996, and has served as Chairman of the Board of Trustees
                                               and Chief Executive Officer of IPT since January 1997. For additional information regarding Mr. Farkas, see Schedule IV.

James A. Aston*                                James A. Aston has served as a Trustee and President of IPT since its inception in May 1996.  For additional information regarding
                                               Mr. Aston, see Schedule IV.

Frank M. Garrison*                             Frank M. Garrison has served as a Trustee of IPT since December
  102 Woodmont Boulevard                       1996.  Mr. Garrison also served as an Executive Managing
  Suite 400                                    Director of IPT from January 1997 to April 1997.  For additional
  Nashville, TN 37205                          information regarding Mr. Garrison, see Schedule IV.

Jeffrey P. Cohen                               Jeffrey P. Cohen has served as a Senior Vice President of IPT
  375 Park Avenue                              since August 1997, and served as a Vice President of IPT from
  Suite 3401                                   June 1997 until August 1997.  Since April 1997, Mr. Cohen's
  New York, NY 10152                           principal occupation has been to serve as a Senior Vice President
                                               -- Investment Banking of Insignia.  Prior to April 1997, Mr.
                                               Cohen's principal occupation was as an attorney with the law firm of Rogers & Wells, New York, New York.

William D. Falls                               William D. Falls has served as the Controller of IPT since August
                                               1997.  Since April 1995, Mr. Falls' principal occupation has been to serve as an accountant with Insignia.  Prior to April 1995, Mr.
                                               Falls' principal occupation was as a senior auditor with the accounting firm of Ernst & Young LLP.

William H. Jarrard, Jr.                        William H. Jarrard, Jr. has served as a Senior Vice President of
                                               IPT since August 1997, and served as Vice President and Director of Operations of IPT from December 1996 until August 1997.  Mr.
                                               Jarrard's principal employment has been with Insignia for more than the past five years.  From January 1994 to September 1997,
                                               Mr. Jarrard served as Managing Director-- Partnership
                                               Administration of Insignia.




                                      S-3




John K. Lines                                  John K. Lines has served as Secretary of IPT since December
                                               1996, and has served as a Senior Vice President of IPT since
                                               August 1997.  Mr. Lines served as a Vice President IPT from May
                                               1996 until August 1997.  For additional information regarding Mr.
                                               Lines, see Schedule IV.

Ronald Uretta                                  Ronald Uretta has served as Treasurer of IPT since December
                                               1996, and has served as a Senior Vice President of IPT since
                                               August 1997.  Mr. Uretta served as a Vice President of IPT from
                                               December 1996 until August 1997 and as Chief Financial Officer of IPT from May 1996 until December 1996.  For additional
                                               information regarding Mr. Uretta, see Schedule IV.

Carroll D. Vinson                              Carroll D. Vinson has served as Chief Operating Officer of IPT since May 1997. Since August 1994, Mr. Vinson's principal
                                               occupation has been to serve as President of the Various
                                               corporate general partners of partnerships controlled by
                                               Metropolitan Asset Enhancement, L.P., which is an affiliate of
                                               Insignia.

                                  SCHEDULE IV

                           INFORMATION REGARDING THE
                  DIRECTORS AND EXECUTIVE OFFICERS OF INSIGNIA


Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Unless otherwise indicated, each person identified below is employed by Insignia and is a United States citizen. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29602. Directors are identified by an asterisk.


                                                               PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                           FIVE-YEAR EMPLOYMENT HISTORY
----                                                           ----------------------------
Andrew L. Farkas*                       Andrew L. Farkas has been a Director and Chairman, President and Chief
                                        Executive Officer of Insignia since its inception in January 1991.  Mr. Farkas has also been President of Metropolitan Asset Group, Ltd. ("MAG"), a real estate investment banking firm, since 1983.

Robert J. Denison*                      Robert J. Denison has been a Director of Insignia since May 1996. For more
 1212 North Summit Drive                than the past five years, Mr. Denison's principal occupation has been
 Santa Fe, NM 87501                     as a General Partner of First Security Company II, L.P., an
                                        investment advisory firm.

Robin L. Farkas*                        Robin L. Farkas has been a Director of Insignia since August 1993.  Mr. Farkas
  730 Park Avenue                       is the retired Chairman of the Board and Chief Executive Officer of Alexander's
  New York, NY 10021                    Inc., a real estate company.  He also serves as a director of Refac Technology
                                        Development Corporation, Noodle Kiddoodle, and Containerways International Ltd.

Merril M. Halpern*                      Merril M. Halpern has been a Director of Insignia since August 1993.  For more
  535 Madison Avenue                    than the past five years, Mr. Halpern's principal occupation has been as
  New York, NY 10022                    Chairman of the Board of Directors and Co-Chief Executive Officer of Charterhouse
                                        Group International, Inc., a privately-owned investment firm which, among other things, actively engages in making private equity investments in a broad range of industrial and service companies located primarily in the United States.
                                        Mr. Halpern is also a director of American Disposal Services, Inc., Designer
                                        Holdings Ltd. and Microwave Power Devices, Inc.

Robert G. Koen*                         Robert G. Koen has been a Director of Insignia since August 1993.  Since
  125 West 55th Street                  February 1996, Mr. Koen has been a partner in the law firm of Akin, Gump,
  New York, NY 10019                    Strauss, Hauer & Feld, which represents Insignia and certain of its affiliates from time to time.  From January 1991 to February 1996, Mr. Koen was a partner in the law firm LeBoeuf, Lamb, Greene & MacRae.

Michael I. Lipstein*                    Michael I. Lipstein has been a Director of Insignia since August 1993. For
                                        110 East 59th Street more than the past five years, Mr. Lipstein's principal occupation has been as New York, NY 10022 a self-employed consultant in the real estate business, including ownership, management and lending.




                                      S-5






Buck Mickel*                            Buck Mickel has been a Director of Insignia since August 1993. For more than the
 301 N. Main Street                     past five years, Mr. Mickel's principal occupation has been to serve as Chairman
 Greenville, SC 29601                   of the Board and Chief Executive Officer of RSI Holdings, a company which distributes outdoor equipment. Mr. Mickel is also a director of Fluor Corporation,
                                        The Liberty Corporation, NationsBank Corporation, Emergent Group, Inc., Delta
                                        Woodside Industries, Inc., Duke Power Company, and Textile Hall Corporation.

James A. Aston                          James A. Aston's principal employment has been with Insignia for more than the past five years. Mr. Aston currently serves as Chief Financial Officer of
                                        Insignia (since August 1996) and with the Office of the Chairman (since July 1994).

Albert J. Frazia                        Albert Frazia has been a Senior Vice President -- Human Resources of Insignia since August 1997.  Prior to August 1997, Mr. Frazia's principal employment for more than the prior five years was as Director -- Human Resources of E&Y
                                        Kenneth Leventhal Real Estate Group, New York, New York.

Frank M. Garrison                       Frank M. Garrison's principal employment has been with Insignia for more than
  102 Woodmont Boulevard                the past five years.  Mr. Garrison currently serves as an Executive Managing
  Suite 400                             Director of Insignia (since July 1994) and as President of Insignia Financial
  Nashville, TN 37205                   Services, a division of Insignia (since July 1994).

Jeffrey L. Goldberg                     Jeffrey L. Goldberg's principal employment has been with Insignia for more
  375 Park Avenue                       than the past five years.  Mr. Goldberg currently serves as a Managing
  Suite 3401                            Director -- Investment Banking of Insignia (since July 1994).
  New York, NY 10152

Edward S. Gordon                        Edward S. Gordon has been with the Office of the Chairman of Insignia since
  200 Park Avenue                       July 1996.  Prior to July 1996, Mr. Gordon's principal employment for more
  New York, NY 10166                    than the prior five years was as a founder and Chairman of Edward S. Gordon
                                        Company, Incorporated ("ESG"), a commercial property management and brokerage firm located in New York, New York that was acquired by Insignia in June 1996.

Albert H. Gossett                       Albert H. Gossett's principal employment has been with Insignia for more than the past five years.  Mr. Gossett currently serves as a Senior Vice President of Insignia (since July 1994) and as Chief Information Officer of Insignia
                                        (since 1991).

Henry Horowitz                          Henry Horowitz's principal employment has been with Insignia since January 1993.
                                        Mr. Horowitz currently serves as an Executive Managing Director of Insignia
                                        (since June 1994) and Chief Operating Officer of Insignia Commercial Group
                                        (since January 1997).  From January 1987 to January 1993, Mr. Horowitz's
                                        principal employment was as Chief Executive Officer of First Resource Realty,
                                        Inc., a commercial property management organization located in Oklahoma that
                                        Insignia acquired in January 1993.




                                      S-6






Neil Kreisel                            Neil Kreisel has been an Executive Managing Director of Insignia since September
  909 Third Avenue                      1995 and President of Insignia Residential Group since September 1997. Prior to
  New York, NY 10022                    September 1995, Mr. Kreisel's principal occupation was to serve as President and
                                        Chief Executive Officer of Kreisel Company, Inc., a residential property management firm located in New York, New York which Insignia acquired in
                                        September 1995.

John K. Lines                           John K. Lines has been General Counsel of Insignia since June 1994 and Secretary since July 1994.  From May 1993 until June 1994, Mr. Lines' principal employment was as Assistant General Counsel and Vice Corporation, a thrift holding company located in West Palm Beach, Florida.  From October 1991 until April 1993,
                                        Mr. Lines' principal employment was as Senior Attorney of Banc One Corporation, a bank holding company in Columbus, Ohio.

Martha Long                             Martha Long has been a Senior Vice President -- Finance of Insignia since
                                        January 1997 and Controller of Insignia since June 1994.  Prior to June 1994,
                                        Ms. Long was Senior Vice President and Controller of The First Savings Bank
                                        located in Greenville, South Carolina.

Stephen C. Schoenbaechler               Stephen C. Schoenbaechler's principal employment has been with Insignia for more than the past five years.  Mr. Schoenbaechler currently serves as a
                                        Senior Vice President -- Investment Banking of Insignia (since April 1997).

Thomas R. Shuler                        Thomas R. Shuler's principal employment has been with Insignia for more than the past five years.  Mr. Shuler currently serves as Chief Operating Officer of
                                        Insignia Residential Group (since January 1997).

Stephen B. Siegel                       Stephen B. Siegel has been an Executive Managing Director of Insignia since
  200 Park Avenue                       July 1996 and President of Insignia Commercial Group since January 1997.
  New York, NY 10166                    From February 1992 until July 1996, Mr. Siegel's principal employment was as President of ESG.

Ronald Uretta                           Ronald Uretta's principal employment has been with Insignia for more than the past five years.  Mr. Uretta currently serves as Chief Operating Officer (since
                                        August 1996) and Treasurer (since January 1992) of Insignia.

                                      SCHEDULE V

                                   IPT PARTNERSHIPS





                      Consolidated Capital Growth Fund
                      Consolidated Capital Institutional Properties Consolidated Capital Institutional Properties/2 Consolidated Capital Institutional Properties/3 Consolidated Capital Properties III Consolidated Capital Properties IV
                      Consolidated Capital Properties V
                      Consolidated Capital Properties VI
                      Shelter Properties I Limited Partnership
                      Shelter Properties II Limited Partnership
                      Shelter Properties III Limited Partnership
                      Shelter Properties IV Limited Partnership
                      Shelter Properties V Limited Partnership
                      Shelter Properties VI Limited Partnership
                      Shelter Properties VII Limited Partnership
                      National Property Investors III
                      National Property Investors 4
                      National Property Investors 5
                      National Property Investors 6
                      National Property Investors 7
                      National Property Investors 8
                      Century Properties Fund XIV
                      Century Properties Fund XV
                      Century Properties Fund XVI
                      Century Properties Fund XVII
                      Century Properties Fund XVIII
                      Century Properties Fund XIX
                      Century Properties Fund XX
                      Century Properties Growth Fund XXII
                      Century Pension Income Fund XXIII
                      Century Pension Income Fund XXIV
                      Johnstown/Consolidated Income Partners
                      Davidson Growth Plus, L.P.
                      Multi-Benefit Realty Fund 87-1
                      U.S. Realty Partners, L.P.
                      Fox Strategic Housing Income Partners

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

    Manually signed facsimile copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.






                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK


                By Mail:                      By Facsimile:            To Confirm:               By Hand/Overnight Delivery:

          Wall Street Station                (212) 701-7636           (212) 701-7624                  Wall Street Plaza
             P.O. Box 1023                                                                       88 Pine Street, 19th Floor
     New York, New York 10268-1023                                                                New York, New York 10005







    Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.






                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                                   20th Floor
                            New York, New York 10004

                                 (800) 854-9486
                                  (Toll Free)

                                 (212) 843-8500
                                 (Call Collect)